UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒         Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12
LegacyTexas Financial Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐    Fee paid previously with preliminary materials.
☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 15, 2019

Dear Fellow Shareholder:
You are cordially invited to attend the annual meeting of shareholders of LegacyTexas Financial Group, Inc.
The annual meeting will be held on Monday, May 20, 2019, at 3:30 PM local time, at the LegacyTexas Business Center, located at 5400 Independence Parkway, Suite 200 in Plano, Texas.
The matters expected to be acted upon at the annual meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and proxy statement. In addition, we will report on our progress during the past year and entertain your comments and questions.
Included with this proxy statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2018. We encourage you to read the Form 10-K. It includes information on our operations, products and services, as well as our audited financial statements. Although the Form 10-K is being provided to shareholders with the proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated into the proxy statement by reference.
We encourage you to attend the annual meeting in person. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope or vote electronically via the Internet or telephone. See “How do I vote?” in the proxy statement for more details. Your prompt response will save us additional expense in soliciting proxies and will ensure that your shares are represented at the annual meeting. Returning the proxy or voting electronically does NOT deprive you of your right to attend the annual meeting and to vote your shares in person for matters being acted upon at the annual meeting.
Your Board of Directors and management are committed to the success of LegacyTexas Financial Group, Inc. and the enhancement of your investment. As Chairman of the Board, I want to express my appreciation for your confidence and support.

Very truly yours,

Anthony J. LeVecchio
Chairman of the Board

LEGACYTEXAS FINANCIAL GROUP, INC.
5851 LEGACY CIRCLE
PLANO, TEXAS 75024
(972) 578-5000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 20, 2019

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of LegacyTexas Financial Group, Inc. (the “Company”) will be held as follows:

TIME	3:30 PM local time
Monday, May 20, 2019
PLACE	LegacyTexas Business Center 5400 Independence Parkway, Suite 200 Plano, Texas 75023
ITEMS OF BUSINESS	(1)	Election of directors of the Company.
	(2)	Advisory (non-binding) vote on executive compensation.
	(3)	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019.
	(4)	Transaction of such other business as may properly come before the annual meeting, or any adjournments or postponements thereof.
RECORD DATE	Holders of record of Company common stock at the close of business on March 28, 2019, are entitled to vote at the annual meeting or any adjournment or postponement thereof.
PROXY VOTING
It is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning the enclosed proxy card. Registered shareholders, that is, shareholders who hold their stock in their own name, can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. Regardless of the number of shares you own, your vote is very important. Please act today.

By Order of the Board of Directors

Anthony J. LeVecchio
Chairman of the Board
Plano, Texas
April 15, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2019: This Notice of Annual Meeting and LegacyTexas Financial Group, Inc.’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2018 are available on the Internet at http://www.viewproxy.com/LTXB/2019.

LEGACYTEXAS FINANCIAL GROUP, INC.
5851 Legacy Circle
Plano, Texas 75024
(972) 578-5000

PROXY STATEMENT

INTRODUCTION

The LegacyTexas Financial Group, Inc. (the “Company,” “we,” “us” and “our”) Board of Directors is using this proxy statement to solicit proxies from the holders of Company common stock for use at the Company’s upcoming annual meeting of shareholders. The annual meeting of shareholders will be held on Monday, May 20, 2019 at 3:30 PM local time at the LegacyTexas Business Center, located at 5400 Independence Parkway, Suite 200, in Plano, Texas.
At the annual meeting, shareholders will be asked to vote on three proposals, which are set forth in the accompanying Notice of Annual Meeting of Shareholders and are described in more detail below. Shareholders also will consider any other business that may properly come before the annual meeting, although the Board of Directors knows of no other business to be presented. Certain of the information in this proxy statement relates to LegacyTexas Bank (the “Bank”), the wholly owned subsidiary of the Company.
By submitting your proxy, either by executing and returning the enclosed proxy card or by voting electronically via the Internet or by telephone, you authorize the Company’s Board of Directors to represent you and vote your shares at the annual meeting in accordance with your instructions. The Board of Directors also may vote your shares to adjourn the annual meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the annual meeting. This proxy statement and the accompanying materials are being mailed to shareholders on or about April 15, 2019.
Your proxy vote is important. Whether or not you plan to attend the annual meeting, please submit your proxy promptly either in the enclosed envelope, via the Internet or by telephone.
INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will be asked to vote on the following proposals:

Proposal 1.	Election of eight directors of the Company, each for a one-year term;
Proposal 2.	Advisory (non-binding) vote on executive compensation;
Proposal 3.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019;

Shareholders also will transact any other business that may properly come before the annual meeting. Members of our management team will be present at the annual meeting to respond to appropriate questions from shareholders.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the election of the eight director nominees named in this proxy statement;

•	FOR the advisory vote on executive compensation;

•	FOR ratification of the appointment of Ernst and Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

Who is entitled to vote?
The record date for the annual meeting is March 28, 2019. Only shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the annual meeting. The only class of stock entitled to be voted at the annual meeting is the common stock of the Company. Each outstanding share of common stock is entitled to one vote for each matter before the annual meeting: provided, however, that pursuant to Section D of Article 5 of the Company’s charter, no shareholder who beneficially owns more than 10.0% of the shares of our common stock outstanding as of that date may vote shares in excess of this limit. At the close of business on the record date there were 48,704,070 shares of common stock outstanding.
What if my shares are held in “street name” by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.
What if my shares are held in the Company’s employee stock ownership plan?

Employees of the Company and the Bank participate in the employee stock ownership plan. Each participant instructs the trustee of the plan how to vote the shares of common stock allocated to his or her account under the employee stock ownership plan. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote the participant’s shares in accordance with the instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the annual meeting, or in the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her employee stock ownership plan account, the trustee will vote the shares “FOR” each of the proposals set forth in this proxy statement. The trustee will vote the shares of Company common stock held in the employee stock ownership plan but not allocated to any participant’s account in the same proportion as directed by the participants who directed the trustee as to the manner of voting their allocated shares in the employee stock ownership plan with respect to each proposal.

How many shares must be present to hold the annual meeting?

A quorum must be present at the annual meeting for any business to be conducted. The presence at the annual meeting, in person or by proxy, of the holders of at least one-third of the shares of common stock outstanding on the record date will constitute a quorum. Abstentions and “broker non-votes” (i.e., shares held by a broker, as nominee, which are not voted) will be treated as shares present for quorum purposes.

What if a quorum is not present at the annual meeting?

If a quorum is not present at the scheduled time of the annual meeting, the shareholders who are represented may adjourn the annual meeting until a quorum is present. The time and place of the adjourned annual meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the annual meeting.

How do I vote?

You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions.

You may vote by telephone. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included with the proxy card. If you vote by telephone, you do not have to mail in your proxy card.

You may vote on the Internet. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote on the Internet by following the instructions included with the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

You may vote in person at the annual meeting. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of Company common stock on March 28, 2019, the record date for voting at the annual meeting.

Can I vote by telephone or on the Internet if I am not a registered shareholder?

If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the Internet.

Can I change my vote after I submit my proxy?

If you are a registered shareholder, you may revoke your proxy and change your vote at any time before the polls close at the annual meeting by:

•	signing another proxy with a later date;

•	voting by telephone or on the Internet-your latest telephone or Internet vote will be counted;

•	giving written notice of the revocation of your proxy to the Secretary of the Company prior to the annual meeting; or

•	voting in person at the annual meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your nominee to change those instructions.

What if I do not specify how my shares are to be voted?

If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:

•	FOR the election of the eight director nominees named in this proxy statement;

•	FOR the advisory vote on executive compensation;

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;

Will any other business be conducted at the annual meeting?

The Board of Directors knows of no other business that will be conducted at the annual meeting. If any other proposal properly comes before the shareholders for a vote at the annual meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to approve the proposals?

The Company’s bylaws provide that in an uncontested election of directors, directors will be elected by a majority of the votes cast with respect to each director.  This means that the number of votes cast “FOR” the election of a nominee must exceed the number of votes cast “AGAINST” that nominee in order for that nominee to be elected.  Only “FOR” or “AGAINST” votes are counted as votes cast with respect to a director nominee.  Abstentions and shares held by a broker, as nominee, that are not voted (so-called “broker non-votes”) in the election of directors will not be included in determining the number of votes cast.  In a contested election, which is one where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast.  The election of directors at the annual meeting will not be a contested election.  Therefore, directors will be elected at the annual meeting under the majority voting standard described above.

Under our Majority Voting Director Resignation Policy, our Board of Directors shall nominate for election or re-election as a director only those candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as a director, irrevocable resignations that will be effective upon:  (a) their failure to receive the required vote at the next annual meeting at which they face re-election; and (b) the acceptance of such resignation by the Board of Directors.  If an incumbent director fails to receive the required vote for re-election, the Board of Directors shall act on an expedited basis to determine whether to accept the director’s resignation.  The director whose resignation is under consideration shall abstain from participating in any decision regarding that resignation.  The Board of Directors may consider any factors they deem to be relevant in deciding to accept such a director’s resignation.

The advisory vote on executive compensation and ratification of Ernst & Young LLP each requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes will not be counted as votes cast on these matters. Accordingly, abstentions and broker non-votes will have no effect on the advisory vote on executive compensation, or ratification of the appointment of Ernst & Young LLP.

STOCK OWNERSHIP OF MANAGEMENT

The following table presents information regarding the beneficial ownership of Company common stock, as of March 28, 2019, by (i) each director nominee for election as director; (ii) executive officers named in the “Summary Compensation Table” contained in the “Compensation Discussion and Analysis” section of this proxy statement, and (iii) all directors and executives as a group. Except as indicated otherwise, each person has sole voting and investment powers for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. The address of each person listed below is the same as the Company’s address. An asterisk (*) denotes beneficial ownership of less than one percent. As of March 28, 2019, there were 48,704,070 shares of Company common stock outstanding.

Name of Beneficial Owner	Beneficial Ownership		Percentage of Common Stock Outstanding
Arcilia C. Acosta	29,548	[1,2]	*
George A. Fisk	194,040	[1]	*
Bruce W. Hunt	95,930	[1,3]	*
Anthony J. LeVecchio	81,480	[1]	*
James Brian McCall	48,184	[1]	*
Karen H. O’Shea	95,032	[1,4]	*
R. Greg Wilkinson	60,470	[1,5]	*
Kevin J. Hanigan	349,432	[1]	*
J. Mays Davenport	109,519	[1,6]	*
Charles D. Eikenberg	77,056	[1]	*
Scott A. Almy	114,872	[1]	*
Thomas S. Swiley	137,802	[1]	*
Directors and executive officers	1,393,365	[1,7]	2.9%

1.Includes restricted stock, stock options and Employee Stock Ownership Plan (“ESOP”) shares awarded as set forth in the table below. Individuals have sole voting but no dispositive power over restricted stock and ESOP shares and have no voting or dispositive power over stock options. Reported stock options are currently exercisable or will become exercisable within 60 days after March 28, 2019.

	Restricted Stock	ESOP	Stock Options
Arcilia C. Acosta	4,540	—	—
George A. Fisk	4,540	—	—
Bruce W. Hunt	4,540	—	37,500
Anthony J. LeVecchio	4,540	—	22,500
James Brian McCall	4,540	—	14,500
Karen H. O’Shea	4,540	—	37,500
R. Greg Wilkinson	4,540	—	—
Kevin J. Hanigan	32,649	5,745	144,733
J. Mays Davenport	11,953	2,225	9,133
Charles D. Eikenberg	11,562	5,430	33,466
Scott A. Almy	11,758	4,437	58,933
Thomas S. Swiley	11,562	4,449	58,466
Total	111,264	22,286	416,731

2.	Includes 840 shares held by Ms. Acosta’s children.

3.	Includes 1,105 shares owned by Mr. Hunt’s spouse.

4.	Includes 255 shares held by Ms. O’Shea’s spouse.

5.	Includes 1,000 shares owned by Mr. Wilkinson’s spouse.

6.	Includes 13,107 shares held in a trust for which Mr. Davenport is the trustee.

7.
Includes shares held directly, as well as shares held by and jointly with certain family members, shares held in retirement accounts, shares held by trusts of which the individual or group member is a trustee or substantial beneficiary, or shares held in another fiduciary capacity with respect to which shares the individual or group member may be deemed to have sole or shared voting and/or investment powers.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

At March 28, 2019, the shareholders known by management to beneficially own more than five percent of the outstanding common stock of the Company, based on Securities and Exchange Commission (“SEC”) filings, were are follows:

Name of Beneficial Owner	Beneficial Ownership		Percentage of Common Stock Outstanding
5% and Greater Shareholders:
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,758,999	[1]	13.9%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	4,871,580	[2]	10.0
Neuberger Berman Group LLC Neuberger Berman Investment Advisers LLC Neuberger Berman Equity Funds 1290 Avenue of the Americas New York, NY 10104	2,729,580	[3]	5.6

1.
As reported by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 31, 2019, which reported sole voting power with respect to 6,653,544 shares beneficially owned and sole dispositive power with respect to 6,758,999 shares beneficially owned.

2.
As reported by The Vanguard Group in a Schedule 13G/A filed with the SEC on January 10, 2019, which reported sole voting power with respect to 66,734 shares beneficially owned, sole dispositive power with respect to 4,799,379 shares beneficially owned, shared voting power with respect to 10,072 shares beneficially owned and shared dispositive power with respect to 72,201 shares beneficially owned.

3.
As reported by Neuberger Berman Group LLC, Neuberger Berman Investment Advisors LLC and Neuberger Berman Equity Funds in a Schedule 13G/A filed with the SEC on February 13, 2019, which reported shared voting power with respect to 2,706,875 shares beneficially owned and shared dispositive power with respect to all shares beneficially owned.

PROPOSAL 1 - ELECTION OF DIRECTORS
The Company’s Board of Directors currently consists of eight members. The Board of Directors, acting on the recommendation of the Board’s Governance and Nominating Committee, has approved the director nominees identified in the table below, each for a one-year term.  If a nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendation of the Governance and Nominating Committee, may approve.  At this time, the Board of Directors knows of no reason why any nominee named in this proxy statement may be unable to serve, if elected.

There are no arrangements or understandings between the nominees and any other person pursuant to which the nominees were selected, other than Mr. Hanigan who, pursuant to the terms of his employment agreement, shall serve on the Board of Directors of the Company and the Bank during the term of his employment agreement for so long as he is elected to such positions.

Name	Age [1]	Position(s) Held in the Company	Director Since [2]
Arcilia C. Acosta	53	Director	2013
George A. Fisk	69	Vice Chairman of the Board	2015
Kevin J. Hanigan	62	Director, President and CEO	2012
Bruce W. Hunt	60	Director	2012
Anthony J. LeVecchio	72	Chairman of the Board	2006
James Brian McCall	60	Director	2009
Karen H. O’Shea	68	Director	1998
R. Greg Wilkinson	72	Director	2015

1.	At December 31, 2018.

2.	Includes service as a director of the Company’s wholly-owned bank subsidiary.

All members of our Board of Directors have worked for all or substantial parts of their careers in Texas and have significant knowledge of the markets that we serve and extensive ties to local community and business leaders. The qualifications and business experience for at least the past five years of each of the directors and director nominees is set forth below.
Arcilia C. Acosta. Ms. Acosta, who has served on the Board of Directors of the Company since January 2015 and the Board of Directors of the Bank since 2013, is the President and CEO of CARCON Industries and is also the Chief Executive Officer and controlling partner of STL Engineers, both headquartered in Dallas. CARCON Industries, a holding company, manages several subsidiaries, including the oil and gas division that is based in Midland, Texas. In July of 2018, Ms. Acosta joined the Board of Directors of ONE Gas, Incorporated (OGS). OGS is a stand alone, 100 percent regulated, publicly traded natural gas utility and is one of the largest natural gas utilities in the United States. OGS provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas. Headquartered in Tulsa, Oklahoma, it comprises three operating companies-Oklahoma Natural Gas, Kansas Gas Service, and Texas Gas Service. Its service territory covers most of Oklahoma, much of the eastern half of Kansas, and several disparate portions of Texas. Ms. Acosta also serves on the Board of Directors of Magnolia Oil & Gas Corporation (MGY), which is based in Houston, Texas. MGY is a publicly traded oil and gas exploration and production company with South Texas operations in the core of the Eagle Ford. Ms. Acosta served as a Director of Energy Future Holdings Corporation for over ten years from 2008 to 2018, serving on both the audit and compensation committees. Energy Future Holdings Corporation is a Dallas-based energy company with a portfolio of competitive and regulated businesses, including TXU Energy, Luminant Corporation and ONCOR Services. Ms. Acosta has served on the advisory boards of Amegy Bank - Dallas, and as a member of the national advisory board for BBVA/Compass. She spent seven years at Bank One Texas, N.A. Ms. Acosta is a member of the National Women Energy Directors Network, and in 2014, she was inducted into the National Women’s Business Hall of Fame. Ms. Acosta is a graduate of Texas Tech University and the Harvard University Business School Corporate Governance Program. In March 2016, Texas Governor Greg Abbott appointed Ms. Acosta to the Texas Higher Education Coordinating Board. It is because of her business acumen and experience in banking, as well as her knowledge of the communities we serve, that the Company has concluded that Ms. Acosta should continue serving on the Board of Directors.
George A. Fisk. Mr. Fisk joined the Board of Directors of the Company and of the Bank in January 2015 as Vice Chairman, following completion of the merger with LegacyTexas Group, Inc., where Mr. Fisk served as Chief Executive Officer and Vice Chairman since 2004. Between 2001 and 2004, Mr. Fisk served as a partner at McGladrey LLP, an independent accounting and consulting firm. Prior to joining McGladrey LLP, Mr. Fisk served as a shareholder of Fisk & Robinson, P.C., which merged with McGladrey LLP in 2001. He has worked in the financial services sector for more than 40 years. He currently serves as a board member of the Independent Bankers Financial Corporation. Mr. Fisk is a member of the Chief Executives Round Table, a former director of the Federal Reserve Bank of Dallas and a former advisory board member of the College of Business of the University of North Texas and the Texas Tech University Graduate School of Banking. Mr. Fisk, a financial expert, holds a B.A. in government from Texas Tech University and an M.B.A. in banking and finance from the University of North Texas. Mr. Fisk is a Certified Public Accountant. It is because of his extensive and varied accounting, banking and advisory experience, as well as his knowledge of the communities we serve, that the Company has concluded that Mr. Fisk should continue serving on the Board of Directors.
Kevin J. Hanigan. Mr. Hanigan is a Director and Chief Executive Officer of the Company and the Bank, positions he has held since the completion of the Highlands Bank acquisition with and into the Company in April 2012. Prior to joining the Company, Mr. Hanigan was the Chairman and Chief Executive Officer of Highlands Bank, serving in those roles since 2010. Prior to joining Highlands Bank, Mr. Hanigan was employed by Guaranty Bank starting in 1996, serving in numerous capacities including Chief Lending Officer, Executive in charge of Retail Banking, and finally as Chairman and Chief Executive Officer of Guaranty Bank and its parent company, Guaranty Financial Group, Inc. (which filed for bankruptcy in August 2009). Mr. Hanigan began his career with Bank of the Southwest in Houston in June 1980. He earned his undergraduate degree and Master of Business Administration from Arizona State University. Mr. Hanigan serves on the Board of Directors of Goodwill Industries of Dallas and the Dallas Citizen’s Council. With over 37 years of experience working in the banking industry in Texas and serving as chief executive officer of several institutions, Mr. Hanigan brings outstanding leadership skills and a deep understanding of the local banking market and issues facing the banking industry.
Bruce W. Hunt. Mr. Hunt joined the Board of Directors of the Company and of the Bank in 2012, following completion of the merger of Highlands Bancshares, Inc. with and into the Company. Mr. Hunt is President of Petro-Hunt, L.L.C., an independent oil and gas production company headquartered in Dallas, Texas. Mr. Hunt is a graduate of the University of Texas with a BBA in Petroleum Land Management. He currently serves on the Board of Directors of Hornbeck Offshore Services, Inc. (NYSE: HOS) and is the independent lead director for that company. Mr. Hunt is active in a number of industry and professional organizations such as the American Petroleum Institute (API), Independent Producers Association of America (IPAA), National Ocean Industries Association (NOIA), and All-American Wildcatters. Mr. Hunt serves on the Board of Trustees at Texas Christian University (TCU) and is a past member of the International Board of Visitors at TCU’s Neeley School of Business. Mr. Hunt is an experienced business leader. The depth and breadth of his general business knowledge, coupled with the experience he has gained as a director of Highlands Bancshares and as the lead independent director for another publicly held company makes Mr. Hunt a valuable member of the Board.
Anthony J. LeVecchio. Mr. LeVecchio joined the Board of Directors of the Company (including its predecessor entity) and the Bank in September 2006. He has served as Chairman of the Board since 2014. Mr. LeVecchio is President and Principal of The James Group, Inc., a Plano, Texas-based consulting group that focuses on providing executive support to businesses throughout the United States. In 2014, he was named Outstanding Public Company Director by Dallas Business Journal and the North Texas National Association of Corporate Directors. Prior to founding The James Group, Mr. LeVecchio served as Senior Vice President and Chief Financial Officer of VHA Southwest Inc., a regional health care system comprised of not-for-profit hospitals in Texas. Before VHA Southwest, Mr. LeVecchio served in various senior financial management capacities with Phillips Information Systems, Exxon Office Systems and Xerox Corporation. Mr. LeVecchio currently serves on the board of directors of Dougherty’s Pharmacy (a publicly traded value-oriented investment firm based in Dallas), formerly known as Ascendant Solutions. Mr. LeVecchio also served on the boards of directors of DG Fast Channel (a publicly traded technology company based in Dallas, Texas) until July 2011, Microtune, Inc. (a former publicly traded radio frequency silicon and systems company based in Plano, Texas) until November 2010, and Uni-Pixel, Inc. (a publicly traded technology company based in Santa Clara, California) until August 2017. Uni-Pixel, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in August 2017. Mr. LeVecchio, who serves as one of our audit committee financial experts, holds a Bachelor of Economics and an M.B.A. in Finance from Rollins College, where he formerly served on the Board of Trustees. Mr. LeVecchio is a lecturing professor for financial statement analysis classes in the undergraduate and MBA programs at the University of Texas, Dallas. His broad experience serving on the boards of publicly traded companies, together with his expertise and extensive experience in accounting and finance and his sharp focus on the financial efficiency and profitability of the institution, have contributed significantly to our efforts since he joined the Board in 2006.
James Brian McCall, Ph.D. Dr. McCall has served on the Board of Directors of the Company since 2011 and of the Bank since 2009. He is chancellor of the Texas State University System, the oldest and third-largest university system in Texas, comprising eight institutions with more than 84,000 students and 15,000 faculty and staff. Dr. McCall previously served in the Texas House of Representatives, first elected in 1991 to represent the areas of North Dallas, Frisco, Allen, and Plano. As a representative, McCall served as chairman of the House Calendars Committee and as a member of the Higher Education Committee. Texas Monthly named him one of the “10 Best” legislators of the 2009 session. McCall was President of Westminster Capital Corporation, an investment firm focused on acquisitions primarily in software and technology. A long-time civic and community volunteer, McCall was founder and chairman of the board of The Empowerment Project, a non-profit organization which has sent more than $10 million worth of math and science books to disadvantaged schools in the Republic of South Africa, and helped construct a library in Vietnam through the Libraries of Love organization. McCall’s management and legislative expertise, as well as his civic and community involvement, give him a broad range of experience and knowledge which he draws upon for service on our Board and his assigned committees.
Karen H. O’Shea. Ms. O’Shea has served on the Board of Directors of the Company (including its predecessor entity) since its inception in 2006 and of the Bank (including its predecessor entity) since 1998. Prior to her retirement in 2008, she was Vice President of Communications and Public Relations for Lennox International Inc., a NYSE-listed manufacturer of heating and air conditioning equipment. During her 25 years at Lennox, Ms. O’Shea’s responsibilities included media relations, corporate communications, investor relations and human resources, including compensation and employee development. Prior to her tenure at Lennox, she was a teacher, an owner and manager of a retail business, and an editor for a major Texas metropolitan newspaper. She also served on the Board of Directors of Richardson Regional Medical Center for eight years, including a term as Vice-Chairman. Ms. O’Shea’s expertise in corporate communications for a NYSE-listed company and her experience in human resources, employee development and compensation, as well as her experience on the boards of both a large regional medical institution and a publicly traded financial institution, give her a broad range of experience she draws upon for her service on our board and her assigned committees.
R. Greg Wilkinson. Mr. Wilkinson joined the Board of Directors of the Company and of the Bank in January 2015, following completion of the merger with LegacyTexas Group, Inc., where Mr. Wilkinson served on the Board of Directors of LegacyTexas Bank since 2007. Mr. Wilkinson previously served in various capacities at Hill & Wilkinson General Contractors since 1985. Prior to that, he served as the Vice President and General Manager of the regional division of a worldwide general contractor. Mr. Wilkinson has over 40 years of experience in the construction industry. He is a member of the Salesmanship Club of Dallas. At the appointment of Governor Rick Perry, Mr. Wilkinson served on the Board of Regents of the Texas State University System for six years, and also served 12 years on the YMCA of Metropolitan Dallas Properties Committee. He is a past Board member of the Real Estate Council (TREC) and Circle Ten Council of Boy Scouts of America. Mr. Wilkinson earned a B.S. in Mechanical Engineering from Southern Methodist University, and completed advanced management education programs at both Southern Methodist University and Penn State University. It is because of his knowledge of the real estate and construction business and business acumen, as well as his knowledge of the communities we serve, that the Company has concluded that Mr. Wilkinson should continue serving on the Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

This Compensation Discussion & Analysis (“CD&A”) provides an overview and analysis of our compensation programs, and illustrates that we are committed to a pay for performance standard. Moreover, we emphasize that our compensation philosophy requires that executive compensation align with Company performance, not just personal performance. Below, we review the material factors considered in making executive compensation decisions. The Compensation Committee values strong governance processes, seeks to understand shareholder expectations, and considers published guidance from governance advisers, banking regulators and peer bank practices with which the Company competes for executive talent.
The CD&A reviews the compensation program for our named executive officers (“NEOs”), which include our principal executive officer, principal financial officer and our three other most highly-compensated executive officers as of December 31, 2018. Our 2018 NEOs were:

Executive	Position
Kevin J. Hanigan	President and Chief Executive Officer (“CEO”)
J. Mays Davenport	Executive Vice President, Chief Financial Officer
Charles D. Eikenberg	Executive Vice President, Community Banking
Scott A. Almy	Executive Vice President, Chief Operating Officer, Chief Risk Officer and General Counsel
Thomas S. Swiley	Executive Vice President, Chief Lending Officer

2018 Business Highlights

For the year ended December 31, 2018, the Company reported record annual earnings of $154.2 million, an increase of $64.7 million from the year ended December 31, 2017, while core (non-GAAP) net income totaled $138.4 million for the year ended December 31, 2018, up $36.5 million from the year ended December 31, 2017.* Basic earnings per share for the year ended December 31, 2018 was $3.27, an increase of $1.36 from the year ended December 31, 2017. Basic core (non-GAAP) earnings per share for the year ended December 31, 2018 was $2.94, an increase of $0.75 from the year ended December 31, 2017.* Our outstanding financial results reflect the commitment our employees have to the execution of our strategy and to serving the needs of our customers and communities.

Net income for 2018 and 2017 was impacted by one-time tax adjustments related to the December 22, 2017 enactment of the Tax Cuts and Jobs Act. The 2018 period was positively impacted by a $15.3 million tax benefit related to tax rate changes and the favorable outcome of the Company’s change in its tax method of accounting for its loan portfolio, while the 2017 period was negatively impacted by $13.5 million in tax expense related to an adjustment to the Company’s deferred tax asset.

* Please see our Current Report on Form 8-K, furnished to the SEC on January 22, 2019 for reconciliation of these non-GAAP financial measures.

During 2018, we also:

•	Increased net interest income by $21.1 million, or 6.8%;

•
Increased the GAAP return on average assets to 1.73%, compared to 1.04% for the year ended December 31, 2017, and increased the core (non-GAAP) return on average assets to 1.55%, compared to 1.18% for the year ended December 31, 2017.*

•	Paid dividends totaling $0.70 per common share, or $33.8 million, up from $0.61 per common share, or $29.3 million, during the year ended December 31, 2017;

•
Improved the GAAP efficiency ratio to 44.8%, compared to 45.2% for the year ended December 31, 2017, and improved the core (non-GAAP) efficiency ratio* to 44.8%, compared to 45.4% for the year ended December 31, 2017; and

•	Ranked above the 80th percentile (compared to the KBW NASDAQ Regional Bank Index) in the four annual incentive goals that are measured on a relative basis against our peers.

* Please see our Current Report on Form 8-K, furnished to the SEC on January 22, 2019 for reconciliation of these non-GAAP financial measures.

Shareholder Outreach and Engagement

Shareholder outreach is an integral part of the Company’s business practices. We speak with and receive feedback frequently from our investors on a variety of topics, including our financial performance, governance and executive compensation. The feedback we get from investors through our outreach and engagement serves to inform our evolving compensation strategy and is taken into consideration during our review of our executive compensation programs and pay for performance philosophy. At the annual meeting of shareholders held in May 2018, the Company’s non-binding advisory vote on executive compensation received a 99% approval vote.

Best Practice Compensation Approaches

To encourage long-term value creation, we align our executive officers’ interests with the interests of our shareholders and always strive to follow good governance practices. We continue to feature many “best practices” in our executive compensation program, including:

✓	Significant stock ownership requirements for both senior executives and the Board of Directors
✓	No excise tax gross-ups for change-in-control payments
✓	“Double trigger” change in control vesting provision for stock-based grants under the 2017 Plan
✓	No repricing or replacing of underwater stock options without shareholder approval
✓	Use of total shareholder return modifier for long-term performance-based restricted stock awards
✓	Cap on payments under annual incentive plan
✓	Recoupment/Clawback policy
✓	Anti-hedging and anti-pledging policies
✓	Compensation committee comprised entirely of independent directors
✓	Independent compensation consultant who works solely for the Compensation Committee

Compensation Philosophy and Key Considerations

Overarching Compensation Philosophy

Our executive compensation programs are designed to encourage and reward outstanding financial results and shareholder returns over the long-term. We use long-term stock-based compensation to align the interests of executive officers with our shareholders and believe the combined elements of our compensation program help us attract, retain and motivate leadership to sustain our competitive advantage. We set compensation opportunities for our executives to be competitive with our peer group, with actual pay dependent on performance. We utilize a mix of variable compensation programs that measure long-term and short-term results, through stock and cash-based compensation. This balanced approach towards compensation supports our business strategies, aligns with our pay-for-performance philosophy and is reinforced through sound compensation governance to mitigate excessive risk taking.

Compensation Program Objectives

There are five primary objectives of our executive compensation program. The following table describes each objective and how it is achieved.

Compensation Program Objective	How our Program Supports this Objective
Support the achievement of the Company’s vision and business strategy	•	Incentive performance goals are intended to support and align with our financial and strategic objectives by focusing our executives on profitability, asset quality and strategic accomplishments.
	•	Executive equity awards are directly tied to the Company’s performance results and long-term shareholder value creation (i.e., stock price).
Pay executives in line with performance, which we believe will increase long-term shareholder value	•	Payouts for the annual incentive range are commensurate with performance.
•
When we miss our goals, payouts will be reduced or eliminated; performance at target will pay out competitive awards (i.e., median); when we exceed our performance goals and/or peer performance, our payouts will be at the upper end of market practice (e.g., 90th percentile)

	•	Our long-term, stock-based plan rewards stock price appreciation, financial and operational performance, and the creation of long-term shareholder value.
Attract and retain talented executives to succeed in today’s competitive marketplace	•	Market competitive base salaries and total compensation opportunities allow us to attract, retain and reward executives for their role, expertise and contribution.
	•	Annual incentives reward our executives for achieving our annual business goals.
	•	Long-term, stock-based incentives and associated multi-year vesting serve to help us retain our top talent and motivate them for long-term success.
Align the interests of our executive officers and shareholders	•	Long-term incentive compensation awards are stock-based.
	•	Stock ownership guidelines require our executives to hold a significant amount of our stock.
	•	The Compensation Committee reviews our programs and pay-performance relationships on a regular basis, including the alignment between our CEO’s pay and total shareholder return.
Reinforce sound risk management practices	•	Multiple performance metrics are used, including those that serve to reduce risk.
	•	Awards are capped to mitigate excessive payouts.
	•	Our program reflects a balanced perspective of short- and long-term pay, cash and equity, fixed and variable pay and absolute and relative performance.
•
The Compensation Committee has the authority to exercise discretion to reduce bonus payments even if established goals are achieved, including instances in which executives engage in excessive risk taking.

	•	Executive incentive payments are subject to a clawback provision that requires repayment of the incentive if any payment is made based upon materially inaccurate financial statements.
•
The well-balanced approach seeks to enhance the pay-performance focus and also to mitigate risk taking by not placing significant focus on any one metric/perspective, but rather taking a holistic approach to total compensation.

Roles and Responsibilities
Compensation Committee. The Compensation Committee operates under a written charter and is comprised solely of independent directors. The Compensation Committee oversees our executive compensation program and is responsible for administering our cash and stock-based incentive plans. The Compensation Committee also has the responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy and ensuring that the total compensation paid to executives is fair, reasonable and performance-based, while being aligned with shareholder interests.
At least annually, the Compensation Committee reviews all components of compensation paid to our CEO and other executive officers (i.e., base salary, annual bonus incentive, long-term equity incentives, retirement benefits, perquisites, etc.). This review includes an examination of the total compensation mix, pay-for-performance relationship, and how all elements in aggregate comprise the executive’s total compensation package. The Compensation Committee reviews the employment contract with the CEO and the Change-in-Control agreements or any severance agreement with other executive officers. The

Compensation Committee and management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to any plans.
The Compensation Committee meets at least annually to review our incentive compensation plans to determine if such plans encourage excessive risk taking or manipulation of reported earnings and to take any steps necessary to mitigate or eliminate such risks. The Compensation Committee reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements, and various policies and practices of the Company that mitigate these risks. Within this framework, the Compensation Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of the Company. All of our plans have links to corporate or business line results and allow for incentive awards to be adjusted downward. Our governance procedures also ensure awards are reviewed for appropriateness before they are distributed. It is both the Compensation Committee’s and management’s intent to continue to evolve our processes going forward by monitoring regulations and best practices for sound incentive compensation.
The Compensation Committee reviews the NEOs’ performance annually. In setting the compensation of the NEOs other than the CEO, the Compensation Committee considers the recommendations of the CEO. In addition, input and data is regularly obtained from individuals employed in our internal legal, accounting and human resources departments, as well as from outside consultants and advisers, in an effort to ensure that the Compensation Committee has the information it needs to carry out its duties and to provide the Compensation Committee with additional perspective. In particular, the Compensation Committee seeks input from the CEO on matters relating to strategic objectives, Company performance goals and his assessment of the NEOs, including contribution and individual performance of each of his direct reports. The Chief Human Resources Officer and the General Counsel often assist the Compensation Committee on matters of design, administration and operation of the Company’s compensation programs. In some cases, the Compensation Committee delegates’ responsibilities to the Chief Human Resources Officer or the General Counsel to assist in development of design considerations and they may be requested to work with its consultant to develop proposals for the Compensation Committee’s consideration. The Chief Human Resources Officer and the General Counsel report to the Compensation Committee directly on such matters. The Compensation Committee also receives regular updates from the Chief Financial Officer throughout the year as appropriate. While executives are requested from time to time to provide insight, suggestions and recommendations to the Compensation Committee regarding executive compensation, executives are not present during the Compensation Committee’s deliberations and only Compensation Committee members vote on decisions regarding executive compensation.
The Compensation Committee is advised regularly by an independent compensation consultant. This compensation consultant acts at the sole discretion of the Board of Directors and/or the Compensation Committee, which have the sole authority to select, evaluate, retain and dismiss the consultant.
Independent Compensation Consultant. In 2018, the Compensation Committee retained Willis Towers Watson (“WTW”) to act as its independent consultant. WTW reports directly to the Compensation Committee. As requested by the Compensation Committee, WTW may coordinate with the Company’s Human Resources and Legal Departments to perform activities on the Compensation Committee’s behalf. The Compensation Committee Chair has regular contact with WTW outside committee meetings, as appropriate.
The Compensation Committee has considered WTW’s independence for the 2018 fiscal year and whether its work raised conflicts of interest under Nasdaq listing standards and SEC rules. Based on information received from WTW and other relevant considerations, the Compensation Committee concluded that WTW is independent and that its work for the Compensation Committee did not raise any conflicts of interest. WTW attended several Compensation Committee meetings and provided independent advice to the Compensation Committee on current trends and best practices in compensation programs. WTW does not separately meet with the NEOs or discuss with the NEOs any aspect of their compensation.
Peer Group and Competitive Benchmarking

The Compensation Committee periodically requests the independent consultant to conduct competitive benchmarking. This data is used as a reference for program design and evaluation of the entire executive compensation package. The last comprehensive competitive review was conducted by WTW in 2017 to provide competitive market perspective. The peer group set forth below is based on objective criteria that reflected commercial banks between $4.5 billion and $22.5 billion in assets located in major Metropolitan Statistical Areas in the South and Midwest regions, with operations in Texas or other high growth markets. This peer group was used as a resource for developing and assessing the 2018 pay program and reviewing pay-performance alignment.

BancFirst Corporation	International Bancshares Corporation
Bank of the Ozarks, Inc.	MB Financial, Inc.
Cadence Bancorporation	National Bank Holdings Corporation
First Financial Bancorp	Pinnacle Financial Partners, Inc.
First Financial Bankshares, Inc.	Prosperity Bancshares, Inc.
First Midwest Bancorp, Inc.	Simmons First National Corporation
Heartland Financial USA, Inc.	Southside Bancshares, Inc.
Hilltop Holdings Inc.	Texas Capital Bancshares, Inc.
Independent Bank Group, Inc.

The competitive assessment generally indicated that our NEOs’ total direct compensation, including base salary, annual incentive and long-term incentive award values, at that time generally approximated the median of the comparator group.

Compensation Elements

Overall, our executive compensation programs are designed to be consistent with the objectives and principles set forth above and include the following components:

•	Base salary

•	Annual cash incentive

•	Long-term equity incentives

•	Benefits

The following section summarizes the components of our compensation program as it applies to our NEOs.

Base Salary

Over time, an executive officer’s base salary will reflect a combination of factors, including competitive pay levels relative to the benchmarking peer group, the position’s role, level of authority and responsibility, internal pay equity, the individual’s expertise, experience and skill level and the officer’s overall contribution to the business and performance in managing his area of responsibility. We do not use a quantifiable formula or weighting of the above-mentioned factors; however, we generally seek to target an executive officer’s base salary at the median of our benchmarking peer group.

During the first quarter of 2018, the Compensation Committee reviewed the base salaries of our NEOs against those of the benchmarking peer group and within the context of the senior leadership team as a whole. For each of the NEOs, the Compensation Committee reviewed market data provided by the compensation consultant and considered their individual experience, responsibilities and performance, as well as expanded roles and responsibilities of the team in light of the Company’s growth. The Compensation Committee also considered recommendations from Mr. Hanigan regarding base salaries for the other NEOs while independently evaluating Mr. Hanigan’s base salary. Based on this review, the Compensation Committee approved increases to the base salaries of the executive team as indicated in the table below.

Name	2017 Salary	2018 Salary	% Increase 2017 to 2018
Kevin J. Hanigan	$750,000	$772,500	3.0%
J. Mays Davenport	375,000	386,250	3.0
Charles D. Eikenberg	350,000	360,500	3.0
Scott A. Almy	365,000	375,950	3.0
Thomas S. Swiley	350,000	360,500	3.0

Annual Cash Incentive

Annual cash incentive awards are provided through our Executive Incentive Program (“EIP”), which is designed to motivate and reward senior executives for their contribution to our performance and success. The EIP focuses on the financial measures that are critical to the Company’s growth and profitability. The objectives of the EIP are as follows:

•Recognize and reward achievement of our annual business goals;
•Motivate and reward superior performance;
•Attract and retain talent needed to grow our franchise;
•Be competitive with market;
•Encourage teamwork and collaboration among leadership and across business groups;
•Increase engagement and commitment to the Company; and
•Ensure appropriate risk balance in plan design and governance policies.

Each participant has a performance-based incentive range, expressed as a percentage of base salary. Actual plan payouts are earned based on our results measured against five defined performance measures. The following table summarizes the range of incentive award opportunities for the 2018 plan year. The Compensation Committee approved an increase in the Target incentive percentages for our Executive Vice Presidents from 40% to 50% of salary. This increase was approved taking into consideration the competitive assessment of the annual cash compensation opportunities for these executives. In addition, the Maximum incentive opportunity for all of our NEOs was increased to 200% of Target, from 150% of Target. The Compensation Committee believed this change more appropriately reflects market practices and provides incentive opportunities that are commensurate with our performance expectations at the Maximum level.

Role	Threshold (50% of Target)	Target (100% of Target)	Maximum (200% of Target)
CEO	40%	80%	160%
Executive VPs	25%	50%	100%

Plan Gate/Trigger. In order for an award to be earned under the EIP, the Company’s core (non-GAAP) net income must equal or exceed 85% of budgeted core net income. Core net income is the Company’s net income adjusted for the impact of infrequent or non-recurring items. Any adjustments to core net income made for the purpose of determining whether any EIP awards have been earned must be approved by the Compensation Committee and ratified by the Board of Directors. If core net income equals or exceeds 85% of budgeted core net income for the year, the EIP is “activated” with actual amounts earned determined in accordance with the performance measures set forth in the EIP. Conversely, if core net income is less than 85% of budgeted core net income for the year, then no awards will be earned or paid under the EIP for the year.
For the year ended December 31, 2018, the EIP was activated as core net income was at 96% of budgeted core net income. The following is a reconciliation of core net income to net income for the year ended December 31, 2018.

(Dollars in Thousands)
GAAP net income	$154,189
One-time tax adjustment (1)	(15,289)
Expenses related to above tax adjustment	202
Loss on sale of branch locations	498
Insurance settlement proceeds from pre-acquisition fraud	(1,778)
One-time employee bonus related to tax law change	537
Core (non-GAAP) net income	$138,359
(1) This one-time income tax adjustment consists of a benefit related to tax rate changes and the favorable outcome of the Company’s change in its tax method of accounting for its Internal Revenue Code Section 475 loans and securities, related to the December 22, 2017 enactment of the Tax Cuts and Jobs Act.
Performance Measures and Weightings. The amount earned by an NEO under the EIP for 2018 was determined based on the Company’s performance against five defined financial performance measures: (1) net interest margin; (2) core (non-GAAP) efficiency ratio; (3) core (non-GAAP) return on average equity; (4) non-performing assets to average total assets (“NPAs/Average Assets”); and (5) non-interest bearing deposits to total deposits, which was a new metric in 2018. Performance as to the net interest margin, core efficiency ratio, core return on average equity and NPAs/average assets was measured on a relative basis to the companies contained in the KBW NASDAQ Regional Bank Index (the “KBW Index”), excluding non-exchange traded banks (e.g., OTCBB, Pink Sheet). Our ratio of non-interest bearing deposits to total deposits was measured on an absolute basis against the threshold, target, and stretch goals. The Compensation Committee believes these five financial metrics focus our executives on profitability, asset quality and non-interest bearing deposits, which in turn drives long-term shareholder value.

The table below shows our performance goals for 2018. The Stretch level of relative performance was increased from the 75th percentile in previous years, to the 90th percentile for 2018.

Performance Measure	Performance Results and Payout			Weight
	Threshold (50% payout)	Target (100% payout)	Stretch (200% payout)
Net Interest Margin	35th Percentile	50th Percentile	90th Percentile	22.5%
Core Efficiency Ratio				22.5%
Return on Average Equity				22.5%
NPAs/Average Assets				22.5%
Strategic Progress: Non-Interest Bearing Deposits / Total Deposits	23%	24%	25%	10%
Total				100%

Actual Performance and Award Payouts. Awards earned under the EIP are paid in cash after the end of the performance period. Interpolation is used between the defined Threshold, Target and Stretch performance levels to determine the actual payout percentage of the annual incentive award. The Compensation Committee reserves the right to apply negative discretion to awards earned under the EIP, as needed, to reflect business environment, market conditions that may affect the Company’s performance and incentive plan funding, as well as overall risk and regulatory issues. EIP awards are subject to our clawback policy.
For 2018, core net income was 96% of budgeted core net income, which exceeded the minimum threshold to activate the plan, thus providing the NEOs the ability to earn an annual incentive award under the EIP. The table below summarizes our performance under the stated financial metrics against the performance of the companies in the KBW Index and the payout percentage earned for each financial metric. Our performance with respect to the four metrics measured on a relative basis to the KBW Index ranked between the 81st and 88th percentile, indicating our strong performance relative to other banks across the United States. In addition, the ratio of our non-interest bearing deposits to total deposits was at the stretch level approved by the Compensation Committee.

Performance Measure	Weight	Actual Percentile Ranking	Payout Allocation
Net Interest Margin	22.5%	81%	178%
Core Efficiency Ratio	22.5%	85%	188%
Return on Average Equity	22.5%	88%	195%
NPAs/Average Assets	22.5%	88%	195%
Non-Interest Bearing Deposits/Total Deposits	10.0%	26%	200%

Based upon these results, the NEOs earned annual cash incentive awards for 2018 under the EIP, at 190% of the target level, as follows:

Executive	Target Incentive Opportunity (% of base salary)	Actual % of Incentive Earned (% of base salary)	Payout
Hanigan	80%	152%	$1,173,428
Davenport	50%	95%	$366,696
Eikenberg	50%	95%	$342,250
Almy	50%	95%	$356,918
Swiley	50%	95%	$342,250

Long-Term Incentives
Long-term incentives in the form of stock-based awards are granted to key employees to reward them for performance that results in sustained appreciation in the market value of our common stock, thereby directly aligning their interests with the long-term interest of shareholders. These long-term equity-based incentive awards are granted pursuant to the terms of our 2017 Omnibus Incentive Plan (the “2017 Plan”).
Awards are generally granted annually, typically during the first or second quarter, by the Compensation Committee as this enables the Compensation Committee to coordinate the elements of each executive officer’s total compensation in relation to benchmarking and performance. In addition, grants may be awarded during the year as appropriate for promotions and new hires.
The Compensation Committee generally uses a mix of performance and time-based restricted stock for the annual long-term incentive awards to the NEOs, although it has from time to time used stock option awards. These stock awards help us retain our executives, motivate the achievement of long-term financial and operational performance, align our executive officers’ interests with shareholder interests and support stock ownership objectives. Performance-based restricted stock awards are used to reward future performance, with payout of the awards conditioned on satisfaction of preset performance goals over the performance period. These awards, which accumulate dividend equivalents over the performance period, provide value based on (i) share price performance and (ii) achievement of financial goals during a three-year performance period, giving additional incentive to executives to execute and perform well over a three-year period. In 2018, we included Total Shareholder Return, or TSR, as a payment modifier in our long-term incentive program, which increases or decreases the performance-based restricted stock award payouts based on the Company’s TSR performance relative to its peer group.
Time-based restricted stock awards granted to NEOs and other executives are typically subject to either a three-year annual or cliff vesting schedule, and continued employment. These awards have the right to receive dividends prior to vesting, and the final award value will be higher or lower than the grant value depending on the change in stock price over the vesting period. The Compensation Committee believes this award type helps with retention of key executives because the restricted stock has value upon vesting regardless of stock price. This award type also delivers value which reflects relative performance versus the Company’s peers.
Our stock option awards typically vest ratably over a three- or five-year period commencing on the first anniversary of the date of grant, subject to continued employment. Stock options provide a longer perspective and reward sustained stock price appreciation. No stock options were granted in 2018.
Vesting of restricted stock and stock option awards generally accelerate upon an executive’s death or disability, and for awards granted prior to the 2017 Plan, upon a change in control. Beginning with the 2017 Plan, awards granted to executives no longer automatically vest upon a change in control, but contain provisions for vesting upon certain qualifying terminations of employment after the change in control (so-called “double-trigger” vesting).
For 2018, the Compensation Committee evaluated peer data to determine the long-term incentive award values and proposed mix. Awards to the NEOs were determined by reviewing the equity award practices at the companies in the compensation peer group (described under “Peer Group and Competitive Benchmarking”), and the Compensation Committee determined awards that were both market competitive and commensurate with the executive’s performance, tenure and skills. The following table provides the 2018 target long-term incentive award values approved by the Committee.

Executive	2018 Target Long-Term Incentive Award Values
Hanigan	$750,000
Davenport	$275,000
Eikenberg	$275,000
Almy	$275,000
Swiley	$275,000
The Compensation Committee granted restricted stock awards to the NEOs, with 50% of the aggregate target value awarded as performance-based restricted stock and the remaining 50% as time-based restricted stock.

2018 Performance-Based Restricted Stock. The 2018 performance-based restricted stock grants to our NEOs are earned based on the Company’s relative core return on average assets (“Company ROAA”) and core return on average equity (“Company ROAE”) for the three-year performance period commencing in January 2018 and ending in December 2020, giving equal weight to each performance goal.
Company ROAA and Company ROAE are calculated by taking the average of the Company’s return on average assets and average shareholders’ equity, respectively, over the performance period as measured by core net income, which is net income adjusted for the impact of infrequent or non-recurring items, divided by the Company’s average total assets and average total shareholders’ equity, respectively. Company ROAA and ROAE are measured relative to the performance of the financial institutions in the KBW Index over the same period. The return on average assets and return on average equity for the companies in the KBW Index are calculated by ranking the three-year average return on average assets and average shareholders’ equity, respectively, over the performance period as calculated by dividing net income by average total assets and average total shareholders’ equity, respectively.
The Company ROAA and ROAE performance goals have defined threshold, target and maximum performance levels. If the threshold level of performance is not met for a particular performance goal, the portion of the award related to that performance goal will not vest. The vesting percentages applicable to the performance goals for the 2018 performance-based restricted stock awards are as follows:

		Vesting Percentage*
	Weight	Below Threshold	Threshold	Target	Maximum
Measure	(% of Target No. of Shares)	(Below 35th Percentile)	(35th Percentile)	(50th Percentile)	(90th Percentile and above)
Relative 3-year Company ROAA	50%	0%	25%	50%	100%
Relative 3-year Company ROAE	50%	0%	25%	50%	100%
Total	100%	0%	50%	100%	200%
* Interpolation between performance levels above the Threshold.
The target performance level for the relative 3-year Company ROAA and ROAE performance goals (which would result in a 100% payout for each component of the performance-based restricted stock award) was designed to be achievable with continued strong business performance. The maximum performance level (which would result in a 200% payout) was designed to be more difficult to achieve; requiring us to realize stronger business performance and be positioned among the highest performers compared to the KBW Index over the 3-year performance period.
The Compensation Committee approved the addition of a TSR modifier to our 2018 performance-based stock awards. After calculating the performance-based restricted stock payouts as described above, the payouts are then subject to adjustment based on our TSR performance over the three-year performance period relative to the TSR of the peer group used for evaluating the competitiveness of our NEO compensation. Payments under the 2018 performance-based restricted stock awards will be adjusted based on our relative TSR as follows:

Percentile Performance of Company TSR Relative to Peer Group TSR	TSR modifier*
≤ 35th	20% reduction
50th	No adjustment
≥ 90th	20% increase
* Modified payments would be interpolated for results between the 35th and 90th percentiles.
Except as described below, the NEO generally must remain employed through the date the Compensation Committee certifies the Company’s performance for the performance period in order to vest in any shares (including any accumulated dividend equivalents.) If the NEO experiences a Qualifying Termination (as defined under the heading "Time-Based Restricted Stock" below) prior to the vesting of the shares, then the NEO will become immediately vested, at the “target” performance level. In connection with a change in control, performance-based shares automatically convert to time-based restricted stock (without proration for the percentage of the performance period that has elapsed since the grant date), as follows:

(i)
If a change in control occurs prior to the 24-month anniversary of the grant date, then the performance shares convert to time-based restricted stock equal to the “target” number of performance shares, with no further right by the employee to earn any additional shares;

(ii)
If a change in control occurs on or after the 24-month anniversary of the grant date, the conversion of the performance-based shares to time-based restricted stock will be based on the Company’s performance determined under the performance criteria from the grant date through the earliest of (A) the date of the change in control or (B) the date of the Company’s entry into the material definitive agreement pursuant to which the change in control occurs; and

(iii)	The vesting of the time-based restricted stock as so converted pursuant to (i) or (ii) above shall occur as described under the heading “Time-Based Restricted Stock” below.
Time-Based Restricted Stock. The 2018 time-based restricted stock grants to our NEOs vest in three equal annual installments beginning on the first anniversary of the grant date, subject to the NEO’s continued employment with the Company on vesting date. If the NEO’s (i) employment is terminated for any reason other than due to death, disability, involuntary termination or a resignation for good reason under an employment, severance or other agreement applicable to the NEO, or upon or within 24 months after a change in control of the Company (each a “Qualifying Termination”) or (ii) time-based restricted stock grant award agreement is not assumed or replaced by the acquirer in connection with a change in control on terms deemed by our Compensation Committee or Board of Directors to be appropriate, then all shares subject to the time-based restricted stock grant not previously vested shall vest in full on the date of the NEO’s termination or the change in control, as applicable. If the NEO’s employment is terminated for any reason other than a Qualifying Termination, then upon such termination of employment the unvested shares shall be forfeited and returned to the Company; provided, however, the Compensation Committee, in its sole discretion, may, in the event of a termination of employment other than due to a Qualifying Termination or for cause, provide for the lapsing of such restrictions upon such terms and provisions as it deems proper.
Benefits
General. We offer all of our employees benefit programs that provide protection for health, welfare and retirement. These programs are typical at most companies and include healthcare, life insurance, and disability, dental and vision insurance, as well as an employee stock ownership plan and a 401(k) retirement program.
Deferred Compensation Plan. We maintain a non-qualified deferred compensation plan that allows select employees to defer all or a portion of their current base salary and annual cash incentive award and directors to defer a portion of their director compensation into the plan until a date specified by the participant at the time of the deferral or upon his or her termination of service, disability or the occurrence of a change in control. All funds deferred by participants are deposited into a brokerage account owned by the Company, but each participant controls the investment decision with respect to his or her account. All participants are 100% vested in their deferrals and the earnings thereon. A participant may elect to receive his or her funds on a specified date that is at least five years from when the deferral amount is contributed to the plan, or to have such funds distributed upon either the earlier or later of either a specified payout date or the participant’s termination of service. Participants may also request distributions from his or her account in connection with an unforeseeable financial emergency.
Perquisites and Other Personal Benefits. We provide our NEOs with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee annually reviews the levels of perquisites and other personal benefits provided to the NEOs. The incremental costs to us of providing these perquisites and other personal benefits to the NEOs for the fiscal year ended December 31, 2018 are included in the Summary Compensation Table under the “All Other Compensation” column. Perquisites are generally limited to health benefit and automobile allowances.
Employment Agreement of Kevin J. Hanigan. Kevin J. Hanigan, President and CEO of the Company, has an existing employment agreement with the Company. The agreement, which was entered into in December 2013, provides for an initial term expiring February 28, 2015, with an automatic annual extension on the last calendar day of February of each year, provided that neither party has given notice to the other in writing at least 60 days prior to such automatic extension date that the term of the agreement shall not be extended further. Under the terms of the agreement, in the event Mr. Hanigan’s employment is terminated for any reason other than cause, death, or disability, or if Mr. Hanigan terminates his employment for good reason and, in each case, unrelated to a change in control, the Company will (i) pay Mr. Hanigan his base salary, as in effect on the termination date, for the longer of the remainder of the term or 18 months, (ii) pay him his pro rata portion of any earned but unpaid target bonus and (iii) provide him with group health coverage substantially similar to the Company’s group health coverage in which he was participating immediately prior to his termination (which coverage shall continue until the earlier of two years following the date of termination, or the date on which he is or becomes eligible for comparable coverage under the group health plan of a subsequent employer).
If Mr. Hanigan’s employment is terminated by him for good reason or by the Company for a reason other than cause within six months preceding or 12 months following a change in control of the Company, Mr. Hanigan will be entitled to receive (i) a lump sum cash payment equal to two times his highest annual base salary for the three-year period ending on the date of termination (less the sum of any salary continuation payments described in the preceding paragraph that may have been paid to him pursuant to his termination), (ii) a lump sum cash payment in an amount equal to two times the greater of the average annual bonus paid for the three full fiscal years immediately preceding the date of termination, or the target bonus for the fiscal year in which the date of termination occurs, and (iii) group health coverage substantially similar to the Company’s group health coverage in which he was participating immediately prior to his termination (which coverage shall continue until the earlier of two years following the change in control, or the date on which Mr. Hanigan is or becomes eligible for comparable coverage under the group health plan of a subsequent employer). In the event the Company and its wholly owned banking subsidiary are at least adequately capitalized, as determined by the Company’s Board of Directors in good faith, at the time a change in control occurs, then the phrase “two times” in subparagraphs (i) and (ii) in the preceding sentence shall be replaced with the phrase “three times.” In addition, other than awards issued in or after 2016 which are subject to a “double trigger” change in control vesting provision, each long-term stock-based incentive compensation award held by Mr. Hanigan and outstanding as of immediately prior to a change in control shall fully vest upon the change in control.
Mr. Hanigan’s employment agreement contains a 24 month non-competition agreement and non-solicitation provisions which commences upon his termination of his employment for any reason under the employment agreement. In addition, the value of compensation and benefits payable under the employment agreement is capped so as to prevent imposition of the golden parachute tax under Section 280G of the Internal Revenue Code.
Change in Control and Severance Benefits Agreements. The Company has entered into Change in Control and Severance Benefit Agreements with Mr. Davenport, Mr. Eikenberg, Mr. Almy and Mr. Swiley. The agreements are for one-year periods and are extended annually on each anniversary date thereof, provided that within the 90 day period prior to such anniversary the Compensation Committee explicitly reviews and approves the extension. Under the terms of the agreements, in the event of the executive’s involuntary termination unrelated to a change in control, the Company will (i) continue to pay the executive’s base salary, as in effect on the termination date for one year and (ii) provide to the executive, the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time. The executive also shall be provided with reasonable outplacement services for one year following an involuntary termination. In the event the executive’s involuntary termination occurs within six months preceding or 12 months following a change in control, the Company will (i) pay executive a lump sum cash payment equal to two times the executive’s average annual base salary for the three-year period ending on the date of termination, (ii) pay a lump sum cash payment in an amount equal to two times the greater of (A) the average annual bonus paid for the three full fiscal years immediately preceding the date of termination, or (B) the target bonus for the fiscal year in which the date of termination occurs, (iii) provide group health coverage until the earlier of (A) two years following termination, or (B) the date on which the executive becomes eligible for comparable coverage of a subsequent employer, and (iv) provide the executive with reasonable outplacement services for one year. The severance payments are subject to the executive executing a general release.

Other Compensation and Governance Policies and Practices
Recoupment/Clawback Policy
The Board of Directors believes that it is desirable and in the best interests of the Company and its shareholders to maintain and enhance a culture that is focused on integrity and accountability, and that seeks to discourage conduct detrimental to the Company’s long-term growth. For this reason, the Board believes that it may be appropriate for the Company to recover incentive compensation provided to employees in certain circumstances. In light of these concerns, the Board adopted and maintains a recoupment, or clawback, policy, applicable to incentive-based compensation. The Board reviews this policy at least annually, and more frequently as needed, to comply with applicable law.
The policy provides that if the Compensation Committee determines that fraud, material error, gross negligence, or intentional misconduct by a Covered Officer, as that term is defined below, contributed to the Company’s restatement of its financial statements (“Covered Misconduct”), the Compensation Committee shall, in its discretion, refer such matter and its recommendation as to an appropriate remedy to the full Board of Directors for consideration. The Board, upon review of the Compensation Committee’s recommendations and such independent inquiry or investigation as it determines to be advisable, shall (i) confirm that Covered Misconduct occurred; (ii) confirm the period in which the Covered Misconduct occurred (the

“Covered Period”); and (iii) determine such action as it deems necessary to remedy the Covered Misconduct and prevent its recurrence. To the extent permitted by applicable law, the Compensation Committee and the Board may require reimbursement of any bonus or incentive compensation paid to the Covered Officer, or cancel unvested restricted stock or other stock or stock-based awards previously granted to the Covered Officer, in the amount by which such compensation exceeded any lower payment that would have been made based on the restated financial results and to the extent such payments are compensation for services performed by the Covered Officer during the Covered Period. The Compensation Committee and the Board shall have full discretion to decline to seek recovery under this Policy. In exercising such discretion, the Compensation Committee and the Board may consider the following factors: (A) the likelihood of success in achieving the recovery, given the anticipated cost and management effort required, (B) whether the assertion of a claim for recovery may prejudice the interests of the Company, including in any related proceeding or investigation, (C) the passage of time since the Covered Misconduct, (D) any pending legal proceeding relating to the Covered Misconduct. Before the Compensation Committee or the Board determines to seek recovery pursuant to this Policy, the Covered Officer will be provided written notice and the opportunity to be heard at a meeting of the Compensation Committee (which may be in-person or telephonic, as determined by the Compensation Committee). This policy applies to the following “Covered Officers”: the Company’s Chief Executive Officer, Chief Financial Officer, Chief Lending Officer and any other Company officer that is designated a “Named Executive Officer,” as determined in accordance with Item 402(a)(3) or Item 402(m)(2) of Regulation S-K under the Securities Exchange Act of 1934.

Stock Ownership Guidelines

We have in place Board-approved stock ownership guidelines applicable to our senior officers, including our NEOs, as well as our non-employee directors. These guidelines were established to further reinforce the alignment of the financial interests of these executives and non-employee directors with those of our long-term shareholders. Senior officers have five years from the time they are promoted, named to a senior leadership position or their ownership requirement is increased to achieve the ownership levels set forth in our stock ownership guidelines. The stock ownership levels currently applicable to our NEOs and non-employee directors under these guidelines are as follows:

Level	Guideline
President and CEO	6.0× base salary
Other NEOs	2.0× base salary
Non-Employee Directors	5.0× base annual retainer

A senior officer’s stock ownership requirement is based upon the officer’s salary as of the date the guidelines were adopted or, if later, as of the date the officer first became subject to the guidelines. As of any date, the share value for shares owned will be the greater of the fair market value of the shares as of that date or the senior officer’s or non-employee director’s cost basis in those shares (as determined by the purchase price paid for the shares if purchased other than through awards under the Company’s incentive plans or fair market at the time of vesting or exercise for shares issued under the incentive plans).
The ownership requirement is based on actual ownership, which includes (i) all shares beneficially owned, but excluding unexercised stock options, unvested shares of restricted stock or restricted stock units, (ii) shares held in trust where the officer or Board member retains beneficial ownership, and (iii) and any shares accumulated through employee benefit plans.
The Compensation Committee and the Board review compliance with the guidelines at least annually. If a director or executive officer fails to comply with the guidelines, the Committee and/or the Board may (i) limit future equity awards, (ii) require retention of portions of future equity exercises or shares that have vested or (iii) pay future bonus amounts or Board retainers in stock. As of March 2019, each of our non-employee directors and NEOs who have held their current title for at least five years had met their respective stock ownership requirements.
Impact of Tax Cuts and Jobs Act of 2017

For taxable years beginning on and after January 1, 2018, the Tax Cuts and Jobs Act generally eliminated the “performance-based” compensation exception under 162(m), and expanded the $1 million per covered employee annual limitation on deductibility to a larger group of NEOs. In addition, the new tax law also provides that any NEO who was a covered employee in taxable years beginning on and after January 1, 2017, will continue to be a covered employee for all subsequent taxable years (including taxable years after his or her death). As a result, the Company may no longer take an annual deduction for any compensation paid to its expanded number of covered employees in excess of $1 million per covered employee unless “performance-based” compensation is paid pursuant to a written binding contract which was in effect on November 2, 2017, and which was not modified in any material respect on or after such date. We are still evaluating the impact of this new law on our executive compensation practices.

Anti-Hedging

The Company’s anti-hedging policy prohibits the Board of Directors, and the Company’s executives, including NEOs, from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s common stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds.
Anti-Pledging

To further the Company’s corporate governance objective of encouraging alignment of the interests of officers and directors of the Company with shareholders’ interest in the long-term performance of the Company, our NEOs and directors are prohibited from pledging any Company securities.  Subject to the foregoing and with prior approval of the Compensation Committee for a reasonable purpose (e.g., to purchase a home, pay children’s educational expenses or help with medical or special nursing needs for aging parents), our NEOs and directors may pledge Company securities held in excess of our share ownership guidelines as collateral for a recourse loan.  As of the date of this proxy statement, none of our directors or NEOs have pledged any shares of his or her Company stock.

Summary Compensation

The following table sets forth information concerning the annual compensation for services provided by our CEO, our CFO, and our three other most highly compensated executive officers who were serving at the end of the fiscal year ended December 31, 2018.

Name and Principal Position	Year	Salary	Stock Awards [1]	Option Awards [2]	Non-Equity Incentive Plan Compensation	All Other Compensation [3]	Total
Kevin J. Hanigan President/CEO	2018	$772,500	$729,280	$—	$1,173,428	$77,073	$2,752,281
	2017	750,000	320,312	424,517	573,750	81,783	2,150,362
	2016	640,000	793,760	—	489,600	102,220	2,025,580
J. Mays Davenport EVP and Chief Financial Officer	2018	386,250	267,120	—	366,696	40,042	1,060,108
	2017	375,000	116,994	156,762	191,250	37,996	878,002
	2016	320,000	289,972	—	163,200	53,363	826,535
Charles D. Eikenberg EVP, Community Banking	2018	360,500	267,120	—	342,250	39,286	1,009,156
	2017	350,000	109,910	145,320	178,500	42,148	825,878
	2016	300,000	272,398	—	153,000	59,228	784,626
Scott A. Almy EVP, Chief Operating Officer, Chief Risk Officer & General Counsel	2018	375,950	267,120	—	356,918	40,856	1,040,844
	2017	365,000	113,490	153,330	186,150	43,583	861,553
	2016	310,000	281,184	—	158,100	60,992	810,276
Thomas S. Swiley EVP, Chief Lending Officer	2018	360,500	267,120	—	342,250	46,444	1,016,314
	2017	350,000	109,910	145,320	178,500	48,662	832,392
	2016	300,000	272,398	—	153,000	65,324	790,722

1.
The amounts in this column are calculated using the grant date fair value of the award under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”), based on the assumptions set forth in Note 14 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2019. The number and grant date fair value of the restricted stock and performance-based restricted stock awarded to each NEO during 2018 are shown in the Grants of Plan-Based Awards table. During 2018, the stock awards granted to the NEOs were split equally between time-based and performance-based awards. Included in this column are dollar amounts assuming vesting of performance-based restricted stock at target achievement as follows: Mr. Hanigan - $364,640 and all other NEOs - $133,560. Assuming vesting of the performance-based restricted stock awards granted in 2018 at the maximum payout level of 200% of target, the grant date fair value of these performance-based awards would have been as follows: Mr. Hanigan -$729,280 and all other NEOs - $267,120; and if the maximum increase is applied using the TSR modifier, the grant date fair value of these performance-based awards would have been as follows: Mr. Hanigan - $875,136 and all other NEOs - $320,544.

2.
The amounts in this column are calculated using the grant date fair values of the awards under FASB ASC Topic 718, based on the fair value of the stock option awards, as estimated using the Black-Scholes option-pricing model. The assumptions used in the calculation of these amounts are included in Note 14 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission on February 7, 2019. These option awards, which are earned over three years, are subject to time-based vesting. See the Outstanding Equity Awards at Fiscal Year-End table for additional information.

3.	The amounts reported in this column for 2018 are as follows:

	Benefit Type
Name	401(k) matching	ESOP allocation	Dividends paid on restricted stock	Bank-owned life insurance [a]	Perquisites and other personal benefits		Total
Kevin J. Hanigan	$13,750	$11,080	$19,570	$365	$32,308	[b]	$77,073
J. Mays Davenport	13,750	11,080	6,218	—	8,994	[c]	40,042
Charles D. Eikenberg	13,750	11,080	6,968	288	7,200	[c]	39,286
Scott A. Almy	13,750	11,080	7,106	—	8,920	[c]	40,856
Thomas S. Swiley	13,750	11,080	6,968	—	14,646	[d]	46,444

a.
Represents insurance premiums paid on the death benefit portion of bank-owned life insurance. Under the terms of the bank-owned life insurance, if the executive dies prior to separation of service, the executive’s designated beneficiary is entitled to receive a death benefit in an amount determined by the executive’s most recent officer title at the time of death.

b.	Includes a $32,308 health benefit allowance.

c.	Includes $7,200 auto allowance for Mr. Davenport, Mr. Eikenberg, and Mr. Almy.

d.	Includes $5,538 health benefit allowance and $7,200 auto allowance.

Grants of Plan-Based Awards
The following table provides information concerning 2018 plan-based awards made to NEOs.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards: Number of Shares of Stock [3] #	Grant Date Fair Value of Stock Awards [4] $
Name	Award Type	Grant Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Kevin J. Hanigan	cash incentive		$309,000	$618,000	$1,236,000
	restricted stock	3/1/2018							8,600	$364,640
	performance-based restricted stock	3/1/2018				3,440	8,600	20,640		364,640
J. Mays Davenport	cash incentive		96,563	193,125	386,250
	restricted stock	3/1/2018							3,150	133,560
	performance-based restricted stock	3/1/2018				1,260	3,150	7,560		133,560
Charles D. Eikenberg	cash incentive		90,125	180,250	360,500
	restricted stock	3/1/2018							3,150	133,560
	performance-based restricted stock	3/1/2018				1,260	3,150	7,560		133,560
Scott A. Almy	cash incentive		93,988	187,975	375,950
	restricted stock	3/1/2018							3,150	133,560
	performance-based restricted stock	3/1/2018				1,260	3,150	7,560		133,560
Thomas S. Swiley	cash incentive		90,125	180,250	360,500
	restricted stock	3/1/2018							3,150	133,560
	performance-based restricted stock	3/1/2018				1,260	3,150	7,560		133,560

1.
Represents the threshold, target and maximum amounts potentially payable for the year ended December 31, 2018 under the EIP. If some, but not all, performance criteria met or exceeded the threshold level, a pro-rata portion of the incentive award could still be earned. The actual amounts earned for 2018 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.  For additional information, see “- Compensation Elements -- Annual Cash Incentive”.

2.
Reflects estimated payouts regarding performance-based restricted stock grants granted during 2018 for the 2018-2020 performance period for NEOs. The number of shares granted (which equals the target number of shares of the award) will be multiplied by a payout percentage, which can range from 0% to 240%, to determine the number of shares earned by the participant at the end of the performance period. The payout percentage for the 2018-2020 performance period is determined based on our performance under two operating measures, with the percentage payout ranging from 0% to 200%. This range is then modified up or down by up to 20% based on our relative TSR performance ranking. The operating measures are: (1) Company ROAA and (2) Company ROAE. For more information regarding our performance-based restricted stock awards, including the calculation of our operating measures, see “- Compensation Elements -- Long-Term Incentives” above.

3.
Represents time-based restricted stock awards which vest in three equal annual installments beginning on March 1, 2019. For additional information regarding the terms of these awards, see “- Compensation Elements --Long-Term Incentives” and the “- Outstanding Equity Awards at Fiscal Year-End” table below.

4.
Represents the grant date fair value of the awards determined in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of these awards are included in Note 14 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 7, 2019. For performance-based restricted stock awards, the grant date fair value is calculated using the target share amount potentially payable.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the unexercised stock options and outstanding stock awards held by NEOs as of December 31, 2018. The market value of the stock awards is based on the closing market price of LegacyTexas Financial Group, Inc. on December 31, 2018 of $32.09.

		Option Awards				Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable[1]	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)		Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested
Kevin J. Hanigan	02/28/13	120,000	—	$20.85	02/28/23	—		$—	—		$—
	07/25/16	—	—	—	—	33,875	[2]	1,087,049	—		—
	03/29/17	12,366	24,734	38.92	03/29/32	4,115	[3]	132,050	6,173	[4]	198,092
	03/01/18	—	—	—	—	8,600	[5]	275,974	17,200	[6]	551,948
						46,590		1,495,073	23,373		750,040
J. Mays Davenport	07/25/16	—	—	—	—	12,375	[2]	397,114	—		—
	03/29/17	4,566	9,134	38.92	03/29/32	1,503	[3]	48,231	2,255	[4]	72,363
	03/01/18	—	—	—	—	3,150	[5]	101,084	6,300	[6]	202,167
						17,028		546,429	8,555		274,530
Charles D. Eikenberg	02/28/13	40,000	—	20.85	02/28/23	—		—	—		—
	07/25/16	—	—	—	—	11,625	[2]	373,046	—		—
	03/29/17	4,233	8,467	38.92	03/29/32	1,412	[3]	45,311	2,118	[4]	67,967
	03/01/18	—	—	—	—	3,150	[5]	101,084	6,300	[6]	202,167
						16,187		519,441	8,418		270,134
Scott A. Almy	02/28/13	50,000	—	20.85	02/28/23	—		—	—		—
	07/25/16	—	—	—	—	12,000	[2]	385,080	—		—
	03/29/17	4,466	8,934	38.92	03/29/32	1,458	[3]	46,787	2,187	[4]	70,181
	03/01/18	—	—	—	—	3,150	[5]	101,084	6,300	[6]	202,167
						16,608		532,951	8,487		272,348
Thomas S. Swiley	02/28/13	50,000	—	20.85	02/28/23	—		—	—		—
	07/25/16	—	—	—	—	11,625	[2]	373,046	—		—
	03/29/17	4,233	8,467	38.92	03/29/32	1,412	[3]	45,311	2,118	[4]	67,967
	03/01/18	—	—	—	—	3,150	[5]	101,084	6,300	[6]	202,167
						16,187		519,441	8,418		270,134

1.	Vest in two equal installments on March 29, 2019 and 2020.

2.
Includes both time-based restricted stock awards that vest on July 25, 2019, as well as performance-based restricted stock awards that achieved the maximum performance goals and will vest at 150% based on Company ROAA and Company ROAE relative to a specified peer group of financial institutions over a three-year performance period that commenced in January 2016 and ended in December 2018. Vesting is contingent on Compensation Committee certification, which must take place no later than April 15, 2019, and the NEO must be employed by the Company at the time of certification.

3.	Time-based restricted stock awards that vest on March 29, 2020.

4.
Performance-based restricted stock awards (based on achieving maximum performance goals) which will vest and be earned based on Company ROAA and Company ROAE relative to a specified peer group of financial institutions over a three-year performance period commencing in January 2017 and ending in December 2019.

5.	Time-based restricted stock awards that vest annually in 33.33% increments on March 1, 2019, 2020, and 2021.

6.
Performance-based restricted stock awards (based on achieving maximum performance goals) which will vest and be earned based on Company ROAA and Company ROAE relative to a specified peer group of financial institutions over a three-year performance period commencing in January 2018 and ending in December 2020. The performance-based restricted stock awards granted in 2018 will be adjusted up or down 20% at vesting, depending on the Company’s three-year total shareholder return (“TSR”) relative to the compensation peer group.

Option Exercises and Stock Vested
The following table provides information concerning the stock options exercised and shares of restricted stock that vested during 2018 for each NEO.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting [1]
Kevin J. Hanigan	—	$—	16,000	$670,240
J. Mays Davenport	—	—	—	—
Charles D. Eikenberg	10,000	231,554	6,400	268,096
Scott A. Almy	—	—	6,400	268,096
Thomas S. Swiley	—	—	6,400	268,096

1.	Represents the value realized upon vesting of restricted stock awards based on the market value of shares on the vesting date.
Non-qualified Deferred Compensation
The following table sets forth information about the non-qualified deferred compensation activity during 2018 for the NEOs participating in the deferred compensation plan.

Name	Plan	Executive Contributions in Last FY	Company’s Contributions in Last FY	Aggregate Earnings in Last FY [1]	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE [2]
Kevin J. Hanigan	Deferred Compensation Plan	$—	$—	$724	$17,588	$55,060
J. Mays Davenport	Deferred Compensation Plan	—	—	(11,380)	—	116,010

1.
None of the amounts shown are reported as compensation in the Summary Compensation Table, as these amounts do not constitute above-market or preferential earnings as defined in the rules of the Securities and Exchange Commission.

2.	Of the aggregate balances shown, $20,076 and $0 was reported as compensation earned by Mr. Hanigan and Mr. Davenport, respectively, in the Company’s Summary Compensation for prior years.
See the discussion under “- Compensation Elements -- Benefits --- Deferred Compensation Plan” for additional information regarding our non-qualified deferred compensation arrangements.

Post-Termination Payments and Benefits
The following table summarizes the amounts each of the NEOs would be entitled to receive as of December 31, 2018 following certain types of terminations of employment or in connection with a change in control. The amounts shown in the following table are approximate and reflect certain assumptions that the Company has made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2018 (the last day of the Company’s 2018 fiscal year), and that the value of a share of the Company’s stock on that day was $32.09, the closing price on December 31, 2018, the last trading day of the calendar year. In addition, in keeping with the SEC’s rules, the table does not include payments and benefits that are not enhanced by the termination of employment or change in control.
Beginning with the 2017 Plan, we have included a “double trigger” change in control vesting provision in the long-term incentive awards granted to executive officers. Unvested awards do not automatically vest upon a change in control, so long as the awards are assumed or replaced by the acquiring or continuing entity on terms deemed by the Compensation Committee or the Board of Directors to be appropriate. Factors that the Compensation Committee or the Board of Directors may consider would likely include: (i) a value at least equal to the value of the replaced award, (ii) the award relates to publicly traded equity securities of the Company or its successor following the change in control, and (iii) the award has terms and conditions (such as vesting and time of payment) not less favorable than in effect before the change in control. Vesting and payment of such continuing awards will accelerate in the event of involuntary termination of employment within 12 months following a change in control. If the awards are not are assumed or replaced as described above, vesting and payment will be accelerated upon the change in control.

Benefit	Retirement	Death	Disability	Involuntary or Good Reason Termination (Not In Connection with Change in Control)	Involuntary or Good Reason Termination (In Connection with Change in Control)
Kevin J. Hanigan
Salary continuance [1,2]	$—	$600,000	$—	$1,776,750	$4,554,278
Restricted stock awards [4]	—	1,727,828	1,727,828	372,609	2,176,864
Stock options [4]	—	—	—	—	—
BOLI [5]	—	150,000	—	—	—
Outplacement and healthcare[6]	—	—	—	58,241	58,241
J. Mays Davenport
Salary continuance [1,3]	—	600,000	—	386,250	1,201,597
Restricted stock awards [4]	—	631,719	631,719	136,479	795,924
Stock options [4]	—	—	—	—	—
Outplacement and healthcare[6]	—	—	—	54,121	83,241
Charles D. Eikenberg
Salary continuance [1,3]	—	600,000	—	360,500	1,122,833
Restricted stock awards [4]	—	605,795	605,795	136,479	763,710
Stock options [4]	—	—	—	—	—
BOLI [5]	—	100,000	—	—	—
Outplacement and healthcare[6]	—	—	—	44,426	63,852
Scott A. Almy
Salary continuance [1,3]	—	600,000	—	375,950	1,168,079
Restricted stock awards [4]	—	618,790	618,790	136,479	779,849
Stock options [4]	—	—	—	—	—
Outplacement and healthcare[6]	—	—	—	53,907	82,814
Thomas S. Swiley
Salary continuance [1,3]	—	600,000	—	360,500	1,122,833
Restricted stock awards [4]	—	605,795	605,795	136,479	763,710
Stock options [4]	—	—	—	—	—
Outplacement and healthcare[6]	—	—	—	26,218	27,436

1.	The amount for payment upon death represents four times annual base salary up to $600,000, which is a benefit available to all active full time officers.

2.
The amount reflected in the “Involuntary or Good Reason Termination (NOT In Connection with Change in Control)” column includes the payment to Mr. Hanigan of his (i) annual base salary for 18 months following termination and (ii) the pro rata portion of any earned but unpaid target cash incentive for the year. The amount reflected in the “Involuntary or Good Reason Termination (In Connection with Change in Control)” column includes a lump sum payment to Mr. Hanigan equal to (i) 36 months of annual base salary and (ii) three times the average annual cash incentive paid to him for the three fiscal years immediately preceding the date of termination; provided, however, if the change in control occurs during such time as the Bank and the Company are not at least “adequately capitalized” (within the meaning of 12 U.S.C. § 1831o(b)), the annual base salary payment would be reduced to 24 months and the annual cash incentive would be reduced to two times the average annual cash incentive paid for the three fiscal years immediately preceding the date of termination. See “- Compensation Elements -- Benefits --- Employment Agreement of Kevin J. Hanigan.”

3.
The amount reflected for termination of each of the executives in the “Involuntary or Good Reason Termination (NOT In Connection with Change in Control)” is their respective annual base salaries for 12 months. The amount reflected in the “Involuntary or Good Reason Termination (In Connection with Change in Control)” column includes a lump sum payment equal to (i) 24 months of the executive’s average annual base salary for the three year period ending on the date of termination and (ii) two times the average annual cash incentive paid to the executive for the three fiscal years immediately preceding the date of termination. See “- Compensation Elements -- Benefits --- Change in Control and Severance Benefits Agreements.”

4.
Reflects the value of unvested restricted stock awards, both time- and performance-based, and unvested stock options which vest in full in the circumstances indicated, which includes the value of unearned cash dividend equivalents on performance-based awards. The value of restricted stock is based on the December 31, 2018 closing price of $32.09.  See “- Compensation Elements -- Long-Term Incentives”. At December 31, 2018, unvested stock options had no reported value, as the closing market price of $32.09 at December 31, 2018 was less than the unvested options’ exercise price of $38.92. The Compensation Committee, in its sole discretion, may, in the event of a termination of employment other than due to death, disability, involuntary termination or a resignation for good reason (whether or not in connection with a change in control) or for cause, provide for the lapsing of restrictions on restricted stock and stock options upon such terms and provisions as it deems proper.

5.	Represents the death benefit portion of bank-owned life insurance paid to a designated beneficiary if the insured dies while employed at the Company.

6.
Amount represents the estimated cost of outplacement services and the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, that will be provided to the NEO in the event of involuntary or good reason terminations for 12 months, or if the termination occurs in connection with or following a change in control, the NEOs may receive up to 24 month of hospitalization, medical, dental, prescription drug and other health benefits.

COMPENSATION OF DIRECTORS
Director Compensation Table
The following table sets forth information regarding compensation earned by or awarded to each of the Company’s non-employee directors during 2018, each of whom is also a director of the Bank. Compensation is paid to directors for service on the Bank Board of Directors. No additional compensation is paid for service on the Company’s Board.

Name	Fees Earned or Paid in Cash [1]	Stock Awards [2]	Option Awards [3]	All Other Compensation [4]	Total

Arcilia Acosta	$74,000	$55,120	$—	$4,876	$133,996
George A. Fisk	86,500	55,120	—	3,751	145,371
Bruce W. Hunt	67,000	55,120	—	3,700	125,820
Anthony J. LeVecchio	153,000	55,120	—	4,299	212,419
James Brian McCall	65,500	55,120	—	3,700	124,320
Karen H. O'Shea	83,000	55,120	—	4,049	142,169
R. Greg Wilkinson	69,000	55,120	—	3,415	127,535

1.
Directors may defer all or any part of their director’s fees, which pursuant to the non-qualified deferred compensation plan are invested in independent third-party mutual funds. Fees include annual retainers, as well as annual fees for committee assignments, which are detailed as follows:

		Committee Assignment Fees
	Retainer	Executive Committee	Audit Committee and Compensation Committee	Governance and Nominating Committee and Risk Committee	Loan Committee

Member	$50,000	$10,000	$7,500	$4,000	$9,000
Chair	125,000	N/A	15,000	8,000	15,000

2.
The amounts reflected in this column represent the grant date fair value under ASC Topic 718, of an award to each director of 1,300 shares of restricted stock on March 1, 2018, which is scheduled to vest on March 1, 2019. The grant date fair value amount is based on the per share closing price of the Company’s common stock on the date the award was made of $42.40. As of December 31, 2018, each director held 4,440 unvested shares of restricted stock. Vesting of a director’s awards accelerates in the event of the director’s death or disability, or in connection with a change in control.

3.
As of December 31, 2018, Mr. LeVecchio, Mr. Hunt, Mr. McCall and Ms. O’Shea each held stock options to purchase 22,500, 37,500, 14,500, and 37,500 shares of Company common stock, respectively. No other director listed in the table held any options to purchase Company common stock at December 31, 2018.

4.
All other compensation includes dividends paid on restricted stock, spouse travel and insurance premiums paid on the death benefit portion of bank-owned life insurance. Under the terms of the bank-owned life insurance, if the participating director dies while a director at the Company, the director’s designated beneficiary is entitled to receive a death benefit in an amount of $40,000. Mr. LeVecchio and Ms. O’Shea are the only directors that participate in bank-owned life insurance.

Directors are provided or reimbursed for travel and lodging (including for spouse) and are reimbursed for other customary out-of-pocket expenses incurred in attending out-of-town board and committee meetings, as well as industry conferences and continuing education seminars. We also pay the premiums on directors’ and officers’ liability insurance and on a $50,000 term life insurance policy covering each director. At the time a director reaches the age of 65, the amount of insurance coverage is reduced to $32,500, and at the age of 70 and over, the coverage is reduced to $25,000.
We have Board-approved stock ownership guidelines applicable to the Company’s non-employee directors to further reinforce the alignment of the financial interests of these individuals with those of our long-term shareholders.   See “- Other Compensation and Governance Policies and Practices -- Stock Ownership Guidelines.” As of March 2019, each of our directors has met the stock ownership requirement.

Report of the Compensation Committee
The Compensation Committee has reviewed and discussed the CD&A contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement.
The foregoing report is provided by the Compensation Committee of the Board of Directors:

Karen H. O’Shea (Chair)
Anthony J. LeVecchio
Arcilia C. Acosta

CEO PAY RATIO
The Compensation Committee reviewed a comparison of our President and CEO’s annual total compensation in 2018 to that of our median employee’s annual total compensation for the same period.  In determining the median employee, a listing was prepared of all employees as of December 31, 2018, ranking the employees by their aggregate compensation, consisting of base salary received in 2018, annual bonus earned for 2018 and contributions made under the Company’s Employee Stock Ownership Plan for 2018. Employees on leave of absence were excluded from the list and wages and salaries were annualized for those permanent employees that were not employed for the full year of 2018. After identifying the median employee we calculated annual total compensation for that employee using the same methodology we use for our NEOs set forth in the 2018 Summary Compensation Table in this proxy statement. Our President and CEO had annual total compensation of $2,752,281, and our median employee had annual total compensation of $63,000.  The resulting ratio of our President and CEO’s annual total compensation to the annual total compensation of our median employee for 2018 is 44 to 1.

CORPORATE GOVERNANCE
Director Independence. The Board of Directors of the Company has determined that all of its directors, with the exception of Kevin J. Hanigan, the Company’s President and CEO, are “independent directors” as that term is defined by applicable listing standards of the Marketplace Rules of the Nasdaq Global Select Market and by the SEC, including the more stringent independence requirements for Audit and Compensation Committee membership. These independent directors are Anthony J. LeVecchio, Bruce W. Hunt, James Brian McCall, Karen H. O’Shea, Arcilia C. Acosta, George A. Fisk and R. Greg Wilkinson. In determining the independence of directors, the Board of Directors considered the various deposit, loan and other relationships that each director has with the Bank, including loans and lines of credit, that were not required to be disclosed in this proxy statement under the heading “Loans and Related Transactions with Executive Officers and Directors,” and determined in each case that these relationships did not interfere with their exercise of independent judgment in carrying out their responsibilities as a director.
Board Leadership Structure. The Board has placed the responsibilities of Chairman with an independent non-executive member of the Board, which we believe provides better accountability between the Board and our management team. We believe it is beneficial to have an independent Chairman whose sole responsibility to us is leading our Board members as they provide leadership to our executive team. Our Chairman is responsible for providing leadership to the Board and facilitating communication among the directors; setting the Board meeting agendas in consultation with the President and CEO; and presiding at Board meetings, executive sessions and shareholder meetings. This delineation of duties allows the President and CEO to focus his attention on managing the day-to-day business of the Company. We believe this structure provides strong leadership for our Board, while positioning our President and CEO as the leader of the Company in the eyes of our customers, employees and other stakeholders. Executive sessions of the non-management directors without management in attendance are provided for at each regularly scheduled Board meeting and are chaired by our non-executive Chairman of the Board.
Board Role in Risk Oversight. The Board of Directors is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately. The Audit Committee meets quarterly with management in order to review our major financial risk exposures and the steps management is taking to monitor and control such exposures. Directors also serve on various committees that focus on major areas of risk in the Company that include, but are not limited to, loans, investments, technology and compensation. Directors discuss risk and risk mitigation strategies with management within these committees. All risk oversight discussions are included in committee reports to the full Board of Directors.

Board Meetings and Committees
The membership of the Bank’s Board of Directors is identical to the Company’s Board of Directors. Meetings of both Boards of Directors are generally held on a monthly basis, which is in addition to quarterly strategic meetings and the occasional special meeting. For the fiscal year ended December 31, 2018, the Board of Directors of the Company held 14 meetings, all of which included a meeting of the Board of Directors of the Bank. During fiscal year 2018, no director who served during 2018 attended fewer than 75% in the aggregate of the total number of meetings of each Board and the total number of meetings held by the committees of each Board on which committees he or she served.
The Board of Directors of the Company has standing Compensation, Audit, and Governance and Nominating Committees. Information regarding the functions of these Board committees, their present membership and the number of meetings held by each committee for the year ended December 31, 2018, is set forth below.
Compensation Committee. The Compensation Committee operates under a formal written charter adopted by the Board of Directors. The current members of the Compensation Committee are Directors O’Shea (Chair), LeVecchio and

Acosta. The Compensation Committee is responsible for (i) determining and evaluating the compensation of the CEO and other executive officers and key employees, (ii) reviewing and monitoring existing compensation plans, policies and programs and recommending changes to the goals and objectives of these plans, policies and programs to the entire Board, and (iii) reviewing and recommending new compensation plans, policies and programs. See also “Compensation Discussion and Analysis - Compensation Philosophy and Key Considerations.” In 2018, the Compensation Committee held five meetings.
Audit Committee and Audit Committee Financial Experts. The Audit Committee operates under a formal written charter adopted by the Board of Directors. The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of our consolidated financial statements, our financial reporting processes, our systems of internal accounting and financial controls, our compliance with legal and regulatory requirements, the annual independent audit of our consolidated financial statements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors and any other areas of potential financial risk to the Company specified by its Board of Directors. The Audit Committee also is responsible for the appointment, retention and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors.
The current members of the Audit Committee are Directors LeVecchio (Chair), McCall and Acosta. All members of the Audit Committee are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement. Additionally, Board members Fisk and LeVecchio have had past employment experience in finance or accounting and/or requisite professional certification in accounting that results in their financial expertise. The Board of Directors has designated Mr. Fisk and Mr. LeVecchio as “audit committee financial experts” as defined by the rules of the SEC, and expects for Mr. Fisk to be named to the Audit Committee after January 2, 2020, when he is no longer considered an “affiliated outside director” under guidelines established by Institutional Shareholder Services. During 2018, the Audit Committee held eight meetings.
Governance and Nominating Committee. The Governance and Nominating Committee operates under a formal written charter adopted by the Board of Directors. The Governance and Nominating Committee is responsible for overseeing the corporate governance policies for the Company and to identify and recommend director candidates to serve on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendations of the Governance and Nominating Committee. The nominees for election at the meeting identified in this proxy statement were recommended to the Board by the Governance and Nominating Committee. The Governance and Nominating Committee has the following responsibilities under its charter:

(i)
Review and recommend to the Board of Directors for approval policies to enhance the Board’s effectiveness, including policies with respect to the distribution of information to Board members, the size and composition of the Board, and the frequency and structure of Board meetings;

(ii)
Review and reassess at least annually the corporate governance guidelines of the Company to determine whether they are appropriate for the Company and comply with applicable laws, regulations and listing standards, and recommend any proposed changes to the Board of Directors for approval;

(iii)	Consider any requests for waiver of, and address any violations or alleged violations of, the Company’s codes of conduct and ethics that relate to a Board member or executive officer of the Company;

(iv)	Assist in identifying, interviewing and recruiting candidates for the Board;

(v)
Recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s charter and bylaws relating to the nomination or appointment of directors, based on criteria established by the Board;

(vi)
Review nominations submitted by shareholders that comply with the requirements of the Company’s charter and bylaws. Nominations from shareholders will be considered and evaluated using the same criteria as all other nominations;

(vii)	Annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees, as necessary; and

(viii)	Perform any other duties or responsibilities expressly delegated to the Committee by the Board.

Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures. Pursuant to the Company’s bylaws, nominations for directors by shareholders must be made in writing and received by the Secretary of the Company at the Company’s principal executive offices no earlier than 120 days prior to the meeting date and no later than 90 days prior to the meeting date. If, however, less than 100 days’ notice or public announcement of the date of the meeting is given or made to shareholders, nominations must be received by the Company not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or otherwise transmitted or the day on which public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company’s bylaws.
The current members of the Governance and Nominating Committee are Directors Hunt (Chair), O’Shea and Wilkinson. During 2018, the Governance and Nominating Committee met four times.
Committee Charters. The full responsibilities of the Audit, Compensation, and Governance and Nominating Committees are set forth in their charters, which are posted in the Committee Charting section of our website at www.LegacyTexasFinancialGroup.com.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions, and to all of our other employees and our directors. A copy of our code of business conduct and ethics is available on our Internet website address, www.LegacyTexasFinancialGroup.com.

Environmental, Social and Governance Practices

We believe that operating sustainably benefits our many different stakeholders, and drives long-term value creation. We work to conduct our business in ways that are principled, transparent, and accountable. The following section summarizes some of our accomplishments in 2018, as they relate to environmental, social and governance practices.

ENVIRONMENTAL
BUILDINGS

•	Our corporate headquarters and primary lending offices are located in LEED Certified Silver and/or Energy Star Certified buildings

•	33% of employees work in a certified or energy efficient building

•	U.S. Green Building Council member in good standing for ten years

•	Green Seal certified products and compostable breakroom supplies used in all locations

•	99% of locations have high efficiency water fixtures in restrooms

•	33% of retail banking centers have upgraded LED exterior lighting

PAPER CONSUMPTION & RECYCLING
•Company paper use decreased by 13% within a 24-month period
•Electronics are recycled according to federal, state, local and certified R2 and ISO14001 guidelines
•Recycling efforts resulted in 236,764 pounds, or 118.38 tons, of paper being shredded, saving an estimated:
◦485,358 kW of energy
◦828,660 gallons of water
◦7,103 pounds of pollutants from being emitted into the atmosphere
◦592 cubic yards of waste from being sent to landfills

SOCIAL
COMMUNITY IMPACT

•	“Outstanding” rating issued by the Federal Reserve Bank of Dallas for compliance with the Community Reinvestment Act (“CRA”)

•	$600,000 in CRA donations made, benefiting 60 organizations

•	7,782 employee volunteer hours contributed

•	357 organizations served

•	$175,678,672 in community investment loans made or maintained

•	$12,579,264 in community development investments made or maintained

•	2018 City of McKinney Community Life Award

•	Texas Bankers Association Cornerstone Award (2018, 2017, 2016)

•	American Bankers Association Foundation Community Award Finalist (2017, 2016)

DIVERSE, ENGAGED & INCLUSIVE WORKPLACE

•	25% of the Company’s board members are women

•	Recognized as a Winning “W” Company for gender diversity by 2020 Women on Board

•	69% of LegacyTexas Bank’s employees are women

•	Partnered to support college preparatory high school students with limited financial resources through Cristo Rey’s Corporate Work Study Program

•	Achieved a 77% engagement score in the Company’s most recent employee engagement survey

•	Emerging Leaders Program prepares employees demonstrating leadership qualities for future growth

•	Women’s Leadership Initiative, commenced in 2019, provides opportunities for women to excel in the workplace

•	Core values updated in 2018 to challenge and inspire employees to achieve greater success through mutual support and respect

GOVERNANCE
STANDARDS OF BUSINESS CONDUCT AND ETHICS

•	Equal Opportunity environment encouraging nondiscriminatory practices

•	Policies prohibit any forms of harassment, retaliation and intimidation

•	Ethics hotline administered by an independent third party

•	2017 Torch Awards for Ethics finalist

CORPORATE GOVERNANCE

•	Best practice compensation approach as outlined in the Compensation, Discussion & Analysis section above

•	De-classified board of directors

•	Published board governance guidelines provides transparency as to board practices

Shareholder Communications with Directors

Any shareholder desiring to communicate with the Board of Directors, or one or more specific members thereof, should communicate in writing addressed to Scott A. Almy, EVP/Chief Operating Officer, Chief Risk Officer and General Counsel, LegacyTexas Financial Group, Inc., 5851 Legacy Circle, Plano, Texas, 75024, who will promptly forward all such communication to each director.

Board Member Attendance at Annual Shareholder Meetings

Although the Company does not have a formal policy regarding director attendance at annual shareholder meetings, directors are expected to attend these meetings absent extenuating circumstances. All of our then current directors were in attendance at last year’s annual shareholder meeting.

AUDIT AND RELATED FEES

For the fiscal years ended December 31, 2018 and 2017, Ernst & Young LLP provided various audit and audit-related services to the Company. Set forth below are the aggregate fees billed for these services:

	2018	2017
Audit fees	$993,300	$911,700
Audit-related fees	42,000	40,000
	$1,035,300	$951,700

Audit Fees include aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements, for the audit pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, for the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, for statutory and regulatory audits, for the financial statements for the U.S. Department of Housing and Urban Development and for consents.

Audit-Related Fees include aggregate fees billed for professional services rendered related to the audits of retirement and employee benefit plans and agreed-upon procedures engagements.
No fees were billed for professional services rendered for services or products other than those listed under the captions “Audit Fees” and “Audit-Related Fees” for 2018 and 2017.
The Audit Committee has determined that the services provided by Ernst & Young LLP as set forth herein are compatible with maintaining Ernst & Young LLP’s independence.
Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the registered public accounting firm. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the registered public accounting firm for all audit and permissible non-audit services to be provided by the registered public accounting firm and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter, for the engagement of the registered public accounting firm to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies. None of the services provided by the independent registered public accounting firm described above in the fiscal years ended December 31, 2018 and 2017 were approved pursuant to a waiver of the pre-approval requirements of the SEC’s rules.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2018, with the Company’s management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, currently in effect.
The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board concerning Independence as currently in effect and has discussed with Ernst & Young LLP their independence.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

The foregoing report is furnished by the Audit Committee of the Board of Directors:

Anthony J. LeVecchio (Chair)	James Brian McCall
Arcilia C. Acosta

LOANS AND RELATED TRANSACTIONS
WITH EXECUTIVE OFFICERS AND DIRECTORS
The Bank has followed a policy of granting loans to officers and directors. These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with persons not related to the Bank, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. All loans that the Bank makes to directors and executive officers are subject to regulations of the Bank’s primary regulators restricting loans and other transactions with affiliated persons of the Bank. Loans to all directors and NEOs and their associates totaled $465,000 at December 31, 2018, which was 0.04% of our consolidated total shareholders’ equity at that date.
Under our Code of Business Conduct and Ethics, all business transactions between the Company (and its subsidiaries) and any of its directors, executive officers and/or their related interests shall be entered into only under the following conditions:

(1)
The terms, conditions and means of compensation shall be no less favorable to the Company than other similar business transactions previously entered into by it or which may be entered into with persons who are not directors or executive officers of the Company, or their related interests.

(2)
All related party transactions between our directors and executive officers and/or their related interests and the Company shall require the prior review and approval of a majority of the disinterested independent directors (as defined under the Nasdaq Stock Market listing standards) of the Board of Directors, with the interested director abstaining from participating either directly or indirectly in the voting and discussion on the proposed business transaction. For these purposes, the term “related party transactions” shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.

(3)
The minutes of any Board meeting at which a business transaction between the Company and a director or executive officer, or his or her related interest, is approved or denied shall include the nature and source of all information used to establish the reasonableness and comparable nature of the terms, conditions and means of compensation, with copies thereof attached as appropriate.

During 2018, there were no related party transactions between the Company and any of its directors, executive officers and/or their related interests, except for the loans discussed above.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the SEC and to furnish us with copies of the reports they file. Based solely on a review of the reports we received, or written representations from certain reporting persons, we believe that all reports were timely filed during 2018 other than in the case of Mr. Hunt, the failure to timely file a Form 4 to report 11 open market sales of the Company’s common stock held indirectly by a trust of which Mr. Hunt is a trustee (179,171 shares in the aggregate reported on a Form 5).

PROPOSAL 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the SEC’s implementing rules, we are including in this proxy statement and will present at the annual meeting an advisory (non-binding) vote on executive compensation, commonly known as a “say-on-pay” proposal. This proposal gives shareholders the opportunity to endorse or not endorse the compensation of the Company’s NEOs as disclosed in this proxy statement. This proposal will be presented at the annual meeting as a resolution in substantially the following form:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in the Company’s proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
This vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board or creating or implying any additional fiduciary duty to the Board. Nor will it affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.
As discussed under “Compensation Discussion and Analysis,” the objective of our executive compensation philosophy and programs is to attract and retain experienced, highly qualified executives who are critical to our long-term success and enhancement of shareholder value using a market competitive, pay-for-performance approach. The say-on-pay vote at our annual meeting of shareholders held in 2018, which related to our 2017 executive compensation, was approved by approximately 99% of shareholder votes cast. You are encouraged to read the “Compensation Discussion and Analysis,” including the tables and narrative disclosure describing the 2018 compensation of NEOs.
The Dodd-Frank Act requires that at least once every six years we hold a non-binding, advisory vote on the frequency of future say-on-pay votes, with shareholders having the choice of every year, every two years or every three years. We held our last frequency vote in 2017, and the most votes were received for a frequency of every year. In keeping with the preference expressed by our shareholders at our 2017 annual meeting, the Company will continue holding “say-on-pay” votes annually.
Our Board of Directors believes that our executive compensation in 2018 continued to achieve the objective of our executive compensation philosophy and programs, and it therefore recommends that shareholders vote FOR this proposal.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors renewed the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the 2019 fiscal year. Although shareholder ratification of the appointment of Ernst & Young LLP is not required by our bylaws or otherwise, our Board of Directors is submitting this appointment to our shareholders for their ratification at the annual meeting as a matter of good corporate practice. If the shareholders do not ratify the appointment of Ernst & Young LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the appointment of Ernst & Young LLP is ratified by the shareholders at the annual meeting, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year.
The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2018. Representatives of Ernst & Young LLP have been invited to be present at the annual meeting, and we expect that they will attend. If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Information regarding fees for the various services provided to the Company by Ernst & Young LLP during 2018 and 2017 are discussed in “Audit and Related Fees” above.

SHAREHOLDER PROPOSALS
In order to be eligible for inclusion in the Company’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at the meeting must be received at the Company’s executive office at 5851 Legacy Circle, Plano, Texas, 75024 no later than December 17, 2019. All shareholder proposals submitted for inclusion in the Company’s proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any shareholder proposal (regardless of whether included in the Company’s proxy materials), the Company’s Charter and Bylaws.
In addition to the deadline and other requirements referred to above for submitting a shareholder proposal to be included in the Company’s proxy materials for its next annual meeting of shareholders, the Company’s bylaws require a separate notification to be made in order for a shareholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in the Company’s proxy materials for the meeting.  In order to be eligible for presentation at the Company’s next annual meeting of shareholders, written notice of a shareholder proposal containing the information specified in Article I, Section 6 of the Company’s bylaws must be received by the Secretary of the Company not earlier than the close of business on January 21, 2020 and not later than the close of business on February 20, 2020.  If, however, the date of the next annual meeting is before April 30, 2020 or after July 19, 2020, the notice of the shareholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.

OTHER MATTERS
The cost of solicitation of proxies will be borne by the Company. The Company has engaged Alliance Advisors to assist in the solicitation of proxies and to provide related advice and informational support for a service fee and the reimbursement of customary disbursements, which are not expected to exceed $45,000 in the aggregate. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to solicitation by mail, directors, officers and employees of the Company and the Bank may solicit proxies personally or by telephone, facsimile, letter or electronically without additional compensation.

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

REVOCABLE PROXY

LegacyTexas Financial Group, Inc.

ANNUAL MEETING OF SHAREHOLDERS

MAY 20, 2019

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The signer(s) on the reverse side hereby appoint(s) the Board of Directors of LegacyTexas Financial Group, Inc., with full powers of substitution, to act as attorneys and proxies, to vote all shares of common stock of LegacyTexas Financial Group, Inc. which the signer(s) is/are entitled to vote at the Annual Meeting of Shareholders ("Meeting") to be held on May 20, 2019 at the LegacyTexas Business Center located at 5400 Independence Parkway, Suite 200, Plano, Texas 75023 at 3:30 p.m. Central Time. The Board of Directors is authorized to cast all votes to which the signer(s) is/are entitled as indicated on the reverse side.

This proxy will be voted as directed, but if this proxy is signed and dated and no instructions are specified, this proxy will be voted "FOR" proposals 1, 2, and 3, as set forth on the reverse side. Should a nominee be unable to serve as a director, an event that we do not anticipate, the persons named in this proxy reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors of LegacyTexas Financial Group, Inc. If any other business is presented at the Meeting, this proxy will be voted as directed by the majority of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

Should the signer(s) be present and elect to vote at the Meeting or at any adjournment thereof, and after notification to the Secretary of LegacyTexas Financial Group, Inc. at the Meeting of the signer(s') decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of LegacyTexas Financial Group, Inc. at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on the reverse side)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
LegacyTexas Financial Group, Inc.'s Notice of Annual Meeting, proxy statement and 2018 Annual Report on Form 10-K are available on the Internet at http://www.viewproxy.com/LTXB/2019

PLEASE MARK YOUR VOTES LIKE THIS ☒

1. Election of the following director nominees:
   Nominees: (01) Arcilia C. Acosta
   (02) George A. Fisk
   (03) Kevin J. Hanigan
   (04) Bruce W. Hunt
   (05) Anthony J. LeVecchio
   (06) James Brian McCall
   (07) Karen H. O'Shea
   (08) R. Greg Wilkinson

☐ FOR ALL ☐ WITHHOLD ☐ FOR ALL EXCEPT

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

____

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

Please indicate if you plan to attend this meeting. ☐

2. Advisory (non-binding) vote on executive compensation.

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

To transact such other business as may properly come before the meeting, or any adjournments thereof.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3.

If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3.

The below signed acknowledge(s) receipt from LegacyTexas Financial Group, Inc. prior to the execution of this proxy of the Notice of Annual Meeting and a Proxy Statement dated April 15, 2019.

Date ______________________________

Signature ______________________________

Signature ______________________________
(Joint Owners)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

CONTROL NUMBER

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALvote.com/LTXB

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.